Exhibit 4(k)

                    $240,000,000
        AMENDED AND RESTATED CREDIT AGREEMENT

            Dated as of November 25, 1994

                        among

           HARNISCHFEGER INDUSTRIES, INC.

                    as Borrower,

                         and


             THE FINANCIAL INSTITUTIONS
           FROM TIME TO TIME PARTY HERETO,

                     as Lenders,

         THE FIRST NATIONAL BANK OF CHICAGO
                         and
                ROYAL BANK OF CANADA,

                    as Co-Agents,

                         and

                   CHEMICAL BANK,

                      as Agent

                  TABLE OF CONTENTS
                  -----------------

Section                                      Page
- -------                                      ----

                      ARTICLE I
                     DEFINITIONS

1.01.  Certain Defined Terms . . . . . . . . . . .  1
1.02.  Computation of Time Periods . . . . . . . . 15
1.03.  Accounting Terms. . . . . . . . . . . . . . 15
1.04.  Other Definitional Provisions . . . . . . . 15
1.05.  Amendment and Restatement . . . . . . . . . 15

                     ARTICLE II
 AMOUNTS AND TERMS OF THE REVOLVING CREDIT FACILITY

2.01.  The Revolving Credit Facility . . . . . . . 16
2.02.  Loan Facility Mechanics . . . . . . . . . . 17
2.03.  Competitive Bid Procedures. . . . . . . . . 20
2.04.  Notes . . . . . . . . . . . . . . . . . . . 22
2.05.  Interest on the Loans . . . . . . . . . . . 23
2.06.  Fees. . . . . . . . . . . . . . . . . . . . 26
2.07.  Payments. . . . . . . . . . . . . . . . . . 27
2.08.  Interest Periods. . . . . . . . . . . . . . 29
2.09.  Special Provisions Governing Eurodollar Rate Loans 29
2.10.  Taxes . . . . . . . . . . . . . . . . . . . 32
2.11.  Increased Costs . . . . . . . . . . . . . . 35
2.12.  Authorized Officers of Borrower . . . . . . 36
2.13.  Replacement of Certain Lenders. . . . . . . 36


                     ARTICLE III
                CONDITIONS TO LOANS

3.01.  Conditions Precedent to Effectiveness . . . 37
3.02.  Conditions Precedent to all Loans . . . . . 38

                     ARTICLE IV
           REPRESENTATIONS AND WARRANTIES

4.01.  Representations and Warranties. . . . . . . 39

                      ARTICLE V
                      COVENANTS

5.01.  Affirmative Covenants of the Borrower . . . 42
5.02.  Financial and Negative Covenants. . . . . . 46
5.03.  Changes in GAAP and Borrower's Fiscal Year. 52

                     ARTICLE VI
       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

6.01.  Events of Default . . . . . . . . . . . . . 53
6.02.  Remedies. . . . . . . . . . . . . . . . . . 55
6.03.  Setoff Rights . . . . . . . . . . . . . . . 56


                     ARTICLE VII
                      THE AGENT

7.01.  Appointment . . . . . . . . . . . . . . . . 56
7.02.  Nature of Duties. . . . . . . . . . . . . . 56
7.03.  Rights, Exculpation, Etc. . . . . . . . . . 57
7.04.  Reliance. . . . . . . . . . . . . . . . . . 58
7.05.  Indemnification . . . . . . . . . . . . . . 58
7.06.  The Agent Individually. . . . . . . . . . . 58
7.07.  Successor Agent; Resignation of Agent . . . 59

                    ARTICLE VIII
                    MISCELLANEOUS
8.01.  Entire Agreement. . . . . . . . . . . . . . 59
8.02.  Assignments and Participations. . . . . . . 59
8.03.  Expenses. . . . . . . . . . . . . . . . . . 63
8.04.  Indemnification . . . . . . . . . . . . . . 64
8.05.  Ratable Sharing; Defaulting Lender. . . . . 65
8.06.  Amendments and Waivers. . . . . . . . . . . 67
8.07.  Notices . . . . . . . . . . . . . . . . . . 68
8.08.  Failure or Indulgence Not Waiver; Remedies
     Cumulative. . . . . . . . . . . . . . . . . . 68
8.09.  Termination . . . . . . . . . . . . . . . . 68
8.10.  Marshalling; Payments Set Aside . . . . . . 68
8.11.  Severability. . . . . . . . . . . . . . . . 69
8.12.  Headings. . . . . . . . . . . . . . . . . . 69
8.13.  GOVERNING LAW . . . . . . . . . . . . . . . 69
8.14.  Successors and Assigns; Subsequent Holders of Notes 69
8.15.  CONSENT TO JURISDICTION; SERVICE OF PROCESS 70
8.16.  Counterparts; Effectiveness; Inconsistencies 70


                      EXHIBITS
                      --------

Exhibit 1      --   Assignment and Acceptance (Sec.
                    8.02(d))

Exhibit 2      --   Competitive Bid Accept/Reject
                    Letter (Sec. 1.01)

Exhibit 3      --   Notice of Conversion/Continuation
                    (Sec. 2.05(c))

Exhibit 4      --   Notice of Revolving Borrowing (Sec.
                    2.02(a))

Exhibit 5      --   Notice of Competitive Bid Borrowing
                    (Sec. 2.03(a))

Exhibit 6      --   Notice of Competitive Bid Request
                    (Sec. 2.03(a))

Exhibit 7      --   Competitive Bid (Sec. 2.03(b))

Exhibit 8      --   Form of Revolving Loan Note (Sec.
                    2.04)

Exhibit 9      --   Form of Competitive Bid Note (Sec.
                    2.04)

Exhibit 10     --   Lender Information (Sec. 8.07)

<page<
                      SCHEDULES


Schedule A               --   List of Lenders, Domestic and
                              Eurodollar Lending Offices
                              and Commitments (Sec. 1.01,
                              8.02(c), 8.07)

Schedule 4.01(h)         --   Pending or Threatened
                              Litigation  (Sec. 4.01(h))

Schedule 5.02(a)(i)(A)   --   Funded Debt (Sec.
                              5.02(a)(i)(A))

Schedule 5.02(e)         --   Existing Indebtedness and
                              Guarantees (Sec. 5.02(e))

Schedule 5.02(f)         --   Existing Liens (Sec. 5.02(f))

                AMENDED AND RESTATED
                  CREDIT AGREEMENT


          This Amended and Restated Credit Agreement dated as of November 25, 1994 (the "Closing Date") (as amended, supplemented, modified or restated from time to time, the "Agreement") is entered into among HARNISCHFEGER
INDUSTRIES, INC., a Delaware corporation (the "Borrower"),
THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES
HEREOF and each other financial institution which from time to time becomes a party hereto in accordance with
Section 8.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), and CHEMICAL BANK, a New York banking corporation, in its separate capacity as agent for the Lenders hereunder (in such capacity, the "Agent").

          The Borrower, certain of the Lenders and the Agent were parties to that certain Credit Agreement dated
November 18, 1993 (the "Original Credit Agreement").  The
Borrower has requested that the Lenders agree to amend and restate the Original Credit Agreement in its entirety to enable the Borrower, on the terms and subject to the conditions set forth in this Agreement, to borrow on a revolving basis, at any time and from time to time from and including the Effective Date, an aggregate principal amount at any time outstanding not in excess of the Commitments which aggregate $240,000,000 on the Effective Date.

                      ARTICLE I
                     DEFINITIONS

          1.01.  Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

          "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.
For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor
Agent appointed pursuant to Section 7.07.

          "Aggregate Commitments" shall mean the
aggregate amount of the Commitments of all Lenders, from time to time, which on the Effective Date is $240,000,000.

          "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

          "Alternate Base Rate" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day;
and (c) the sum of (1) one percent (1.0%) and (2) the product of (x) the Three-Month Secondary CD Rate in effect on such day and (y) Statutory Reserves and (3) the Assessment Rate. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Three-Month
Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve
Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New
York City received at approximately 10:00 a.m., New York
City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chemical Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Agent. "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Chemical Bank from three Federal funds brokers of recognized standing selected by the Agent. "Assessment
Rate" shall mean for any day the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by Chemical or any other Lender to the FDIC
(or any successor) for insurance by the FDIC (or such successor) of time deposits made in dollars at Chemical's or such Lender's domestic offices. If the Agent shall have determined that it is unable to ascertain the Three-Month
Secondary CD Rate or the Federal Funds Effective Rate or both, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime
Rate, the Three-Month Secondary CD Rate or the Federal
Funds Effective Rate shall be effective on the effective date of such change.

          "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending
Office, in the case of a Base Rate Loan and such Lender's
Eurodollar Lending Office, in the case of a Eurodollar Rate
Loan or, if different in the case of a Competitive Bid
Loan, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Loan.

          "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit 1 delivered to the Agent in connection with an assignment of all or a portion of a Lender's interest under this Agreement pursuant to Section 8.02.

          "Base Rate Loans" shall mean all Loans
outstanding which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in
Section 2.05(a)(i).

          "Borrower" shall have the meaning ascribed to such term in the preamble hereto.

          "Borrowing" shall mean a borrowing consisting of Loans of the same Type, having the same Interest Period and made on the same day by the Lenders (or, with respect to Competitive Bid Loan, by each of the Lenders whose offer to make Competitive Bid Loans as part of such borrowing has been accepted by the Borrower pursuant to Section 2.03).

          "Business Day" shall mean (i) for all purposes other than as described by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading in dollar deposits by and between banks in the London interbank Eurodollar market.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Chemical" shall mean Chemical Bank, a New York banking corporation, and any successor thereto.

          "Closing Date" shall have the meaning ascribed to that term in the preamble hereto.

          "Commitment" shall mean, with respect to each Lender, the principal amount set forth on Schedule A opposite such Lender's name under the heading "Commitment" or assigned to it in accordance with Section 8.02(a), as such amount may be reduced or otherwise adjusted from time to time pursuant to the terms of this Agreement.

          "Competitive Bid" shall mean an offer by a Lender to make a Competitive Bid Loan pursuant to Section
2.03.

          "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Borrower pursuant to
Section 2.03 in the form of Exhibit 2.

          "Competitive Bid Borrowing" shall mean a borrowing consisting of a Competitive Bid Loan or concurrent Competitive Bid Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

          "Competitive Bid Loan" shall have the meaning ascribed to such term in Section 2.01(a) . Each
Competitive Bid Loan shall be a Eurodollar Rate Loan bearing interest at the LIBO Rate plus the Spread applicable thereto or a Fixed Rate Loan.

          "Competitive Bid Note" shall have the meaning ascribed to such term in Section 2.04.

          "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03
(i) in the case of a Eurodollar Rate Loan, the Spread, and
(ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

          "Consolidated Net Income" (or as applicable,
Consolidated Net Loss) shall mean, for any period, the gross revenues of the Borrower and its Consolidated
Subsidiaries for such period (i) less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP, after eliminating unremitted income or losses attributable to Persons that are not Consolidated Subsidiaries, all extraordinary items of gain or loss and all income or losses attributable to Minority Interests and (ii) plus the net charge recorded for postretirement benefits other than pensions pursuant to Statement of Financial Accounting
Standards No. 106, determined in accordance with GAAP.

          "Consolidated Net Worth" shall mean, as of the date of any determination thereof, the amount of the capital stock accounts, including the portion thereof attributable to preferred stock which does not have mandatory redemption provisions requiring redemption prior to the Termination Date (net of any treasury stock, at cost) plus (or minus in the case of a deficit) (i) cumulative translation adjustments, (ii) the surplus and retained earnings of the Borrower and its Consolidated
Subsidiaries, plus Minority Interests, (iii) the amount deducted from shareholder's equity for the Borrower's common stock held by the Harnischfeger Industries, Inc.
Stock Employee Compensation Trust and (iv) the net liability recorded for postretirement benefits other than pensions pursuant to Statement of Financial Accounting
Standards No. 106, all as determined in accordance with GAAP.

          "Consolidated Subsidiary" means any Person which for accounting purposes would be consolidated with the Borrower in accordance with GAAP.

          "Consolidated Total Tangible Assets" means, as of the date of any determination thereof, the total amount of all assets of the Borrower and its Consolidated
Subsidiaries on a consolidated basis minus goodwill, organization expenses, patents, trademarks, trade names, copyrights, franchises and other like intangibles and unamortized debt discount and expense, all as determined in accordance with GAAP.

          "Default Rate" shall have the meaning ascribed to that term in Section 2.05(d).

          "Disclosure Document" means, at any time, the annual report of the Borrower on Form 10-K (or successor forms) most recently filed by it with the United States
Securities and Exchange Commission (the "SEC") pursuant to
Section 13(a) or Section 15(d) of the United States
Securities Exchange Act of 1934, as amended, and the quarterly and current reports of the Borrower on Form 10-Q or Form 8-K (or successor forms), if any, so filed with the SEC since the filing of such most recently filed annual report.

          "Dollars" and "$" shall mean the lawful money of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify by written notice to the Borrower and the Agent.

          "Effective Date" means the date on which all of the conditions precedent described in Section 3.01 have been satisfied; provided that such date occurs on or before December 31, 1994.

          "Environmental Legal Requirement" means any applicable law, statute or ordinance relating to public health, safety or the environment, including without limitation any such applicable law, statute or ordinance relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, transportation, treatment, storage or management of solid or hazardous wastes or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid substances and any regulation, order, notice or demand issued pursuant to any such law, statute or ordinance, in each case applicable to the property of the Borrower and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking
Water Act, the Toxic Substances Control Act, the
Comprehensive Environmental Response Compensation and
Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and
Recovery Act as amended by the Solid and Hazardous Waste
Amendments of 1984, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of
1986, and the Solid Waste Disposal Act, each as may be amended from time to time, and any state statutes addressing similar matters or providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of hazardous substances and any state nuisance statute.

          "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended from time to time, and any successor statute.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic
Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to the Borrower and the Agent.

          "Eurodollar Rate Loans" shall mean those Revolving Loans and Competitive Bid Loans outstanding which bear interest at a rate determined by reference to the LIBO
Rate as provided in Section 2.05(a)(ii).

          "Eurodollar Rate Margin" shall mean (i) .15% per annum when the Borrower's Rating falls within (A) Level
I by either S&P or Moody's and (B) Level III or higher by the other rating agency, (ii) .20% per annum when the Borrower's Rating falls within Level II by both S&P and Moody's and (iii) .30% per annum when the Borrower's Rating falls within (A) Level III by either S&P or Moody's and (B)
Level II or lower by the other rating agency. The applicable percentage for determining the Eurodollar Rate
Margin shall change on the effective date of any change in the Level of the Borrower's Rating.

          "Event of Default" shall mean any of the occur-rences set forth in Section 6.01 after the expiration of any applicable grace period expressly provided therein.

          "Excluded Taxes" shall have the meaning
ascribed to such term in Section 2.10(a).

          "Facility Fee" shall have the meaning ascribed to that term in Section 2.06(a).

          "FDIC" shall mean the Federal Deposit Insurance
Corporation or any successor thereto.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental
Authority succeeding to its functions.

          "Fixed Rate Loan" shall mean any Competitive
Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

          "Funded Debt" means, with respect to any Person, all Indebtedness and Guarantees which have a final maturity of one or more than one year from the date of origin thereof (or which are renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), excluding in each case the current portion of such Indebtedness and Guarantees;
"Consolidated Funded Debt" shall mean the Funded Debt of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

          "Funding Date" shall mean, with respect to any Loan, the date of the funding of such Loan.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Borrower except for (i) changes mandated by the Financial Accounting
Standards Board or any similar accounting authority of comparable standing and (ii) changes to any such principles deemed by the Borrower to be preferable and the use of which has been approved by the Borrower's independent certified public accountants.

          "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exer-cising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any central bank.

          "Guarantee" shall mean, with respect to any Person, all items of Indebtedness of any other Person which are guaranteed by such Person, directly or indirectly, in any manner or are in effect guaranteed through any agreement or other arrangement (even if not designated as a guarantee) designed to provide funds for or to secure payment or performance of such Indebtedness of such other
Person, and including any letter of credit issued to secure
Indebtedness of such other Person; provided, however, that with respect to any receivable sold or discounted with recourse only the amount of the recourse liability in connection therewith shall be considered a Guarantee for purposes of this definition.

          "Indebtedness" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, however evidenced, (ii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts arising in the ordinary course of business, (iii) all obligations of such Person as lessee under Capital Leases, (iv) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or Guarantee for actual drawings or payments thereunder, and (v) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

          "Interest Payment Date" shall mean, with respect to any Loan, (i) the last day of each Interest
Period applicable to such Loan, (ii) with respect to any Eurodollar Rate Loan having an Interest Period in excess of three (3) months, the last day of each three (3) month interval during such Interest Period and (iii) with respect to any Fixed Rate Loan having an Interest Period in excess of 90 days, the last day of each 90 day interval during such Interest Period and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

          "Interest Period" shall mean (a) as to any Borrowing consisting of Eurodollar Rate Loans, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (b) as to any Borrowing consisting of Base Rate Loans, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Termination Date, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.05(c) or repaid or prepaid in accordance with Section 2.01(c) and Section
2.07 and (c) as to any Borrowing consisting of Fixed Rate
Loans, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bid in which the offer to make such Fixed Rate Loans comprising such Borrowing was extended and accepted pursuant to
Section 2.03, which shall not be earlier than 7 days after the date of such Borrowing or later than 180 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business
Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Borrowing consisting of Eurodollar Rate Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

          "Interest Rate Determination Date" shall mean the date on which the Agent determines the LIBO Rate applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans. The Interest Rate Determination
Date shall be the second (2nd) Business Day prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

          "Joy" shall mean Joy Technologies Inc., a
Delaware corporation.

          "Joy Indenture" shall mean the Indenture dated as of September 1, 1993 between Joy and the Bank of Montreal Trust Company, as Trustee, pursuant to which Joy issued 10 1/4% senior notes due 2003 as in effect on the Closing Date.

          "Lender" shall have the meaning ascribed to such term in the preamble and shall include Chemical Bank, in its individual capacity.

          "Level" shall mean any of Level I, Level II and
Level III.     "Level I" shall mean that the Borrower's Rating
is either (i) A- or higher by S&P or (ii) A3 or higher by Moody's; "Level II" shall mean that the Borrower's Rating is either (i) BBB+, BBB or BBB- by S&P or (ii) Baa1, Baa2 or Baa3 by Moody's; and "Level III" shall mean that the Borrower's Rating is either (i) BB+ or lower by S&P or (ii) Ba1 or lower by Moody's; provided, that for purposes of determining the Level of the Borrower's Rating, if at any time (A) neither S&P nor Moody's shall have in effect a Rating for the Borrower's unsecured long term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then both S&P and Moody's shall be deemed to have established a Rating in Level III;
and (B) if any Rating established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which such change is first announced by the applicable rating agency. If the rating system of S&P or Moody's shall change, or if either S&P or Moody's shall cease to be in the business of rating corporate debt obligations, the Borrower and the Agent (with the approval of the Requisite Lenders) shall negotiate in good faith to amend the references to specific ratings in this definition so that the criteria for determining the Borrower's Level shall be functionally the same after such changes in the rating system or the nonavailability of ratings from the applicable rating agency.

          "LIBO Rate" shall mean, with respect to any Interest Period applicable to a Borrowing of Eurodollar
Rate Loans, an interest rate per annum equal to the average
(rounded upwards, if necessary, to the next 1/16 of 1%) of the respective rates notified to the Agent by each of the Reference Banks as the rate per annum at which deposits in Dollars are offered to such Reference Banks in immediately available funds by prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, in the approximate amount of the relevant Borrowing of Eurodollar Rate Loans and having a maturity comparable to such Interest Period.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), environmental lien, charge, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan" shall mean a Revolving Loan or a
Competitive Bid Loan.

          "Loan Account" shall have the meaning ascribed to such term in Section 2.07(d).

          "Loan Documents" shall mean this Agreement, the Notes and all other agreements delivered to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document.

          "Minority Interests" shall mean any shares of stock of any class of a Consolidated Subsidiary (other than directors' qualifying shares if required by law) that are not owned by the Borrower and/or one or more of its Consolidated Subsidiaries; Minority Interests shall be valued in accordance with GAAP.

          "Moody's" shall mean Moody's Investors Service,
Inc. and its successors.

          "Note" shall mean a Competitive Bid Note or a Revolving Loan Note.

          "Note Agreements" shall mean the Note Agreement dated as of September 15, 1989 pursuant to which the Borrower issued the Series A 9.10% notes due September 15,
1999, the Note Agreement dated as of October 15, 1989
pursuant to which the Borrower issued the Series B 9.10% notes due September 15, 1999, the Note Agreement dated as of February 15, 1991 pursuant to which the Borrower issued the Series C 8.95% notes due March 15, 2001 and the Note
Agreement dated as of October 1, 1991 pursuant to which the Borrower issued the Series D 8.90% notes due September 15,
2006.

          "Notice of Competitive Bid Borrowing" shall have the meaning provided in Section 2.03(a).

          "Notice of Competitive Bid Request" shall have the meaning provided in Section 2.03(a).

          "Notice of Conversion/Continuation" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.05(c), a notice substantially in the form of Exhibit 3.

          "Notice of Revolving Borrowing" shall mean, with respect to a proposed Borrowing pursuant to
Section 2.02(a), a notice substantially in the form of
Exhibit 4.

          "Obligations" shall mean the principal of and all interest on all Loans, all fees, expense reimbursements, taxes, compensation and indemnities payable by the Borrower to the Agent or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of the Borrower owing to the Agent, any Lender or any Person entitled to indemnification pursuant to Section 8.04, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any Note or any other Loan Document, whether or not for the payment of money, whether direct or indirect
(including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

          "Original Credit Agreement" shall have the meaning ascribed to such term in the preamble hereto.

          "Outstandings" shall mean, at any given time, the aggregate outstanding principal balance of Revolving
Loans and Competitive Bid Loans.

          "Participant" shall have the meaning ascribed to such term in Section 8.02(e).

          "Performance Undertaking" shall have the meaning ascribed to such term in Section 5.02(e)(ii).

          "Person" shall mean any natural person,
corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental
Authority.

          "Plan" means any employee pension benefit plan maintained or contributed to (i) by the Borrower or any Subsidiary of the Borrower or by any trade or business
(whether or not incorporated) under common control with the Borrower or any such Subsidiary as defined in Section
4001(b) of ERISA and insured by the Pension Benefit
Guaranty Corporation under Title IV of ERISA, for employees of such entity, or (ii) pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any trade or business under common control with the Borrower or any Subsidiary of the Borrower is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

          "Potential Event of Default" shall mean an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Commitment and the denominator of which shall be the Aggregate Commitments, as adjusted from time to time pursuant to the terms of this Agreement;
provided, that if all of the Commitments are terminated or reduced to zero hereunder, the Pro Rata Share shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's outstanding
Revolving Loans and the denominator of which shall be the then aggregate amount of all Revolving Loans outstanding hereunder.

          "Rating" shall mean, at any particular time, the Borrower's unsecured long term debt rating by S&P or Moody's.

          "Reference Banks" shall mean the principal
London offices of Chemical Bank, The First National Bank of
Chicago, and PNC Bank, National Association (or if such
Lender does not maintain a London office, the office from which such Lender solicits offers for deposits in Dollars in the London interbank market).

          "Regulation D," "Regulation G," "Regulation T,"
"Regulation U" and "Regulation X" shall mean Regulation D,
Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

          "Requisite Lenders" means, except as otherwise provided in Section 8.05(b)(v), Lenders whose Pro Rata
Shares, in the aggregate, are greater than sixty percent
(60%); provided, however, that, in the event that all of the Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means Lenders
(without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Revolving Loans and Competitive Bid Loans are greater than sixty percent (60%).

          "Responsible Financial Officer" shall mean the Vice President and Treasurer of the Borrower, the Vice
President and Controller of the Borrower and any officer of the Borrower to whom either thereof customarily reports.

          "Restricted Subsidiary" shall mean at any time each of (i) Beloit Corporation, (ii) Harnischfeger
Corporation, (iii) Joy, (iv) any Subsidiary of the Borrower with revenues during the fiscal year of the Borrower most recently ended greater than or equal to 30% of the total revenues of the Borrower and its Consolidated Subsidiaries during such year, (v) any Subsidiary of the Borrower with assets as of the last day of the Borrower's most recently ended fiscal year greater than or equal to 30% of the total assets of the Borrower and its Consolidated Subsidiaries at such date, in each case computed in accordance with GAAP and (vi) any other Subsidiary of the Borrower that the Borrower designates as a "Restricted Subsidiary" in a written notice to the Agent; provided, that, notwithstanding the foregoing, Syscon Corporation shall not be a Restricted Subsidiary.

          "Revolving Credit Availability" shall mean, as at any particular date of determination, the amount by which Aggregate Commitments exceed Outstandings. For purposes of calculating Revolving Credit Availability as at any date, all Revolving Loans requested but not yet advanced and Competitive Bid Loans accepted but not yet advanced will be treated as advanced in calculating
Outstandings unless the Borrower has directed that the requested advance be disbursed to repay Loans.

          "Revolving Credit Facility" shall mean the revolving credit facility established for Revolving Loans pursuant to Section 2.01.

          "Revolving Loan" shall have the meaning
ascribed to such term in Section 2.01(a).

          "Revolving Loan Note" shall have the meaning ascribed to such term in Section 2.04.

          "S&P" shall mean Standard and Poor's
Corporation and its successors.

          "Scheduled Expiration Date" shall mean November
17, 1998 or such other date as may be agreed to by a Lender pursuant to Section 2.02(f).

          "Spread" shall mean, as to any Competitive Bid
Loan bearing interest at the LIBO Rate, the margin
(expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Competitive Bid Loan, as specified in the Competitive Bid relating to such Competitive Bid Loan.

          "Statutory Reserves" shall mean a fraction
(expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which the Agent or any Lender is subject (a) with respect to the Three-Month Secondary CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months or (b) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the
Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.
Eurodollar Rate Loans shall be deemed to constitute
Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory
Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof, provided, however, that a Person shall only be a "Subsidiary" of the Borrower if (i) the net worth of such Person is equal to or greater than $5,000,000 as of the end of the fiscal quarter immediately preceding the most recent fiscal quarter or (ii) the revenues for such Person during the fiscal year most recently ended were equal to or greater than $20,000,000.

          "Taxes" shall have the meaning ascribed to such term in Section 2.10(a).

          "Termination Date" shall mean the earlier of
(a) the Scheduled Expiration Date and (b) the date of termination of the Commitments pursuant to Section 2.02(d) or Section 6.02.

          "Type" when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

          1.02.  Computation of Time Periods.  In this
Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless
Business Days are expressly prescribed.

          1.03.  Accounting Terms.  For purposes of this
Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.04. Other Definitional Provisions. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".
References to "Articles," "Sections," "subsections,"
"Schedules," "Exhibits" and "the preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided.

          1.05.  Amendment and Restatement.

          (a) This Agreement amends and restates in its entirety the Original Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall, subject to Section
1.05(b) and (c), be superseded hereby.

          (b)  Notwithstanding the amendment and
restatement of the Original Credit Agreement by this Agreement, the Borrower shall continue to be liable to the "Lenders" and the "Agent" thereunder with respect to agreements on the part of the Borrower under Sections 2.10 and 8.04 of the Original Credit Agreement and the "Lenders" under the Original Credit Agreement shall continue to be liable to the Agent with respect to the agreements on the part of such Lenders under Section 7.05 of the Original
Credit Agreement.

          (c)  Notwithstanding the amendment and
restatement of the Original Credit Agreement by this Agreement, all of the indebtedness, liabilities and obligations owing to the "Lenders" by the Borrower under the Original Credit Agreement which remain outstanding as of the Effective Date, shall constitute Obligations hereunder. This Agreement is given in substitution for the Original Credit Agreement, and not as payment of the obligations of the Borrower thereunder, and is in no way intended to constitute a novation of the Original Credit
Agreement.

          (d) Upon the effectiveness of this Agreement, each reference to the Original Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.

                     ARTICLE II
 AMOUNTS AND TERMS OF THE REVOLVING CREDIT FACILITY

          2.01.  The Revolving Credit Facility.

          (a)  Availability.  Subject to the terms and
conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower from time to time during the period from the Effective Date to the Business Day immediately preceding the Termination
Date, in an amount which shall not exceed such Lender's Pro
Rata Share of the Revolving Credit Availability at such time. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees that the Borrower may incur a loan or loans (each a "Competitive Bid Loan" and collectively, the "Competitive Bid Loans") pursuant to a Competitive Bid Borrowing from time to time during the period from the Effective Date to the Business Day immediately preceding the Termination Date, provided that such Competitive Bid Borrowing shall not exceed the Revolving Credit Availability at such time.

          (b) Several Commitments. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other
Lender to perform its obligation to make a Revolving Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other
Lender to perform its obligation to make a Revolving Loan.
The failure of any Lender to make available to the Agent its Pro Rata Share of any Borrowing under the Aggregate
Commitments shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of any Borrowing under the Aggregate Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

          (c)  Repayments and Prepayments.  Subject to
the payment of any breakage fees due pursuant to Section
2.09(d), Revolving Loans may be voluntarily prepaid at any
time and, subject to the provisions of this Agreement, any
amounts voluntarily prepaid in respect of Revolving Loans
may be reborrowed, up to the amount available under this
Section 2.01 at the time of such Borrowing, until the
Business Day immediately preceding the Termination Date.
The Borrower shall not have the right to voluntarily prepay
any Competitive Bid Loans.   Each Lender's Commitment shall
expire, and each of the Revolving Loans and the Competitive
Bid Loans then outstanding shall mature and be repaid by the Borrower, without further action on the part of the Agent or the Lenders, on the Termination Date.

          (d)  Minimum Amounts.  Any Borrowing made on
any Funding Date shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

          2.02.  Loan Facility Mechanics.

          (a) Notice of Revolving Borrowing. Whenever the Borrower desires to borrow under the first sentence of
Section 2.01(a), the Borrower shall deliver to the Agent a Notice of Revolving Borrowing no later than 12:00 noon (New
York City time) (i) at least one (1) Business Day in advance of the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3)
Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The
Notice of Revolving Borrowing shall specify (A) the Funding
Date (which shall be a Business Day) in respect of the Revolving Loans, (B) the amount of the proposed Borrowing,
(C) whether the proposed Borrowing will be of Base Rate
Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. In lieu of delivering the above-described Notice of Revolving
Borrowing, and only with the consent of the Agent in its sole discretion at such time, the Borrower may give the Agent telephonic notice of any such proposed Borrowing by the time required under this Section 2.02(a); provided that, in the event the Agent so consents, such notice shall be confirmed in writing by delivery to the Agent promptly
(but in no event later than 12:00 noon (New York City time) on the Funding Date of the requested Loans) of a Notice of Revolving Borrowing. Any Notice of Revolving Borrowing (or telephonic notice in lieu thereof) pursuant to this
Section 2.02(a) shall be irrevocable.

          (b) Making of Loans. Promptly after receipt of a Notice of Revolving Borrowing under Section 2.02(a)
(or telephonic notice in lieu thereof if the Agent consents to such telephonic notice), the Agent shall notify each Lender by telex or telecopy or other similar form of teletransmission, of the Borrowing. Each Lender shall make the amount of its Revolving Loan available to the Agent in Dollars and in immediately available funds, not later than 11:00 a.m. (New York City time) on the Funding Date specified in such Notice of Revolving Borrowing. After the Agent's receipt of the proceeds of such Revolving Loans, the Agent shall (unless it has learned that any of the conditions precedent set forth in Section 3.01, with respect to the Effective Date, or that any of the conditions precedent set forth in Section 3.02, with respect to any Funding Date, have not been satisfied) make the proceeds of such Revolving Loans available to the Borrower on such Funding Date and shall disburse such funds in Dollars and in immediately available funds to an account of the Borrower, designated in writing by the Borrower in such Notice of Revolving Borrowing.

          (c)  Failure to Fund by Lender.  Unless the
Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to make available to the Agent such Lender's Revolving Loan on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 11:00 a.m. (New York City time) on a Funding Date, such Lender agrees to pay and the Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate
(as such term is defined in the definition of Alternate
Base Rate) for the first three (3) Business Days and there-after at the Alternate Base Rate, and (ii) in the case of the Borrower, the interest rate which would be applicable at the time to a Borrowing of Base Rate Loans. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's
Revolving Loan, and if both such Lender and the Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon. Nothing in this Section 2.02(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

          (d)  Voluntary Reduction of Commitments.  The
Borrower shall have the right, at any time and from time to time, (i) to terminate the Commitments in whole, without premium or penalty, if no Loans are then outstanding, and no Loans have been requested but not yet advanced, or
(ii) subject to the second to last sentence of this
Section 2.02(d), permanently to reduce in part, without premium or penalty, the Commitments up to the amount by which the Aggregate Commitments exceed the sum of
(A) Outstandings and (B) the aggregate principal amount of all Revolving Loans and Competitive Bid Loans requested hereunder but not yet advanced. The Borrower shall give not fewer than five (5) Business Days' prior written notice to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Agent shall notify each Lender of the proposed termination or reduc-tion. Such termination or partial reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata
Share. Any such partial reduction of the Commitments shall be in integral multiples of $10,000,000. Any notice of reduction or termination pursuant to this Section 2.02(d) shall be irrevocable.

          (e)  Retention of Rights and Remedies.  Not-
withstanding the termination of this Agreement on the Termination Date, until all of the Obligations shall have been fully and indefeasibly paid and satisfied and all financing arrangements among the Borrower and the Lenders pursuant to any Loan Document shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

          (f) Extension of Term. The Borrower may request the extension of the Scheduled Expiration Date for an additional successive one year period by delivery of a written request to the Agent no later than 30 days before November 18, 1995. The Agent shall promptly notify each
Lender of the Agent's receipt of such written request from the Borrower. Each Lender shall have the right, but shall not be obligated, to extend the Scheduled Expiration Date with respect to its Commitment. Each Lender shall notify the Agent in writing if it agrees to extend the Scheduled
Expiration Date pursuant to the Borrower's written request.
If the Agent shall not have received such written notice from any Lender by November 13, 1995, such Lender will be deemed to have declined the extension of the Scheduled
Expiration Date. If the Requisite Lenders have notified the Agent by November 13, 1995 that such Lenders agree to extend the Scheduled Expiration Date, the Scheduled
Expiration Date will be extended for one year with respect to any Lenders so agreeing to such extension, provided that the representations and warranties set out in Section 4.01 are true and correct as though made on and as of the date the extended period begins and no event has occurred and is continuing which is an Event of Default or a Potential
Event of Default.  In the event that the Scheduled
Expiration Date is to be extended pursuant to the preceding sentence, but not all of the Lenders have agreed to such extension, then as of the then existing (prior to such extension) Scheduled Expiration Date, each such non-extending Lender's Commitment and its rights (other than any rights that survive termination of this Agreement) and obligations hereunder shall be cancelled, all Loans made by such Lender shall be repaid and such Lender shall cease to be a "Lender" and shall cease to be obligated to participate in Loans hereunder.

          2.03.  Competitive Bid Procedures. (a)
Whenever the Borrower desires to incur a Competitive Bid
Borrowing, it shall give the Agent at least one Business
Day's prior written notice with respect to each proposed
Competitive Bid Borrowing of Fixed Rate Loans and at least
four Business Days' prior written notice of each proposed
Competitive Bid Borrowing of Eurodollar Rate Loans to be
made hereunder, provided that any such notice shall be
deemed to have been given on a certain day only if given
before 10:00 A.M. (New York City time) on such day.  Each
such notice (a "Notice of Competitive Bid Borrowing") shall
be in the form of Exhibit 5 appropriately completed by the
Borrower to specify (i) the aggregate principal amount of
the proposed Competitive Bid Loans to be made pursuant to
such Borrowing, (ii) the date of such Borrowing (which
shall be a Business Day) and (iii) whether the Competitive
Bid Loans proposed to be made pursuant to such Borrowing
are to be Fixed Rate Loans or Eurodollar Rate Loans and
(iv) the Interest Period relating thereto.  The maturity
date for repayment of each Competitive Bid Loan to be made
as part of such Competitive Bid Borrowing shall be the
earlier of (x) the last day of the Interest Period relating
thereto and (y) the Termination Date.   A Notice of
Competitive Bid Borrowing that does not conform substantially to the format of Exhibit 5 may be rejected in the Agent's sole discretion, and the Agent shall promptly notify the Borrower of such rejection. The Agent shall promptly notify each Lender of each such request for a Competitive Bid Borrowing received by it from the Borrower and not rejected by it by telecopying such Lender a notice in the form of Exhibit 6 hereto (a "Notice of Competitive
Bid Request").

          (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Notice of Competitive Bid Request. Each
Competitive Bid by a Lender must be received by the Agent via telecopier, in the form of Exhibit 7 hereto, (i) in the case of a proposed Competitive Bid Borrowing of Eurodollar
Rate Loans, not later than 10:00 a.m., New York City time, three Business Days before such proposed Competitive Bid
Borrowing and (ii) in the case of a proposed Competitive
Bid Borrowing of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of such proposed
Competitive Bid Borrowing. Multiple bids will be accepted by the Agent. Competitive Bids that do not conform substantially to the format of Exhibit 7 may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, and the Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in a integral multiple of $1,000,000 in excess thereof and which may equal the entire principal amount of the Competitive
Bid Borrowing requested by the Borrower) of the Competitive
Bid Loan or Loans that the Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Bid Loan or Loans and (z) the Interest Period (which shall be the Interest Period set forth in the applicable Competitive Bid
Request) and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telecopier (I) in the case of Eurodollar Rate Loans, not later than 10:00 a.m., New York
City time, three Business Days before a proposed
Competitive Bid Borrowing, and (II) in the case of Fixed
Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing;
provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Loan as part of such Competitive Bid
Borrowing. A Competitive Bid submitted by a Lender pursuant to this Section 2.03(b) shall be irrevocable.

          (c)  The Agent shall promptly notify the
Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

          (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this Section
2.03(d), accept or reject any Competitive Bid referred to in Section 2.03(c) above. The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter in the form of
Exhibit 2, whether and to what extent it has decided to accept or reject any of or all the bids referred to in
Section 2.03(b) above, (x) in the case of a Borrowing of Eurodollar Rate Loans, not later than 11:00 a.m., New York
City time, three Business Days before a proposed
Competitive Bid Borrowing, and (y) in the case of a Borrowing of Fixed Rate Loans, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive
Bid Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in Section 2.03(b) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Notice of Competitive Bid Borrowing, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Notice of Competitive Bid Borrowing, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bids accepted with respect to such Notice of Competitive Bid
Borrowing, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause
(iv) above, no bid shall be accepted for a Competitive Bid
Loan unless such Competitive Bid Loan is in a minimum principal amount of
$5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Bid Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Bid Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid
Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this Section 2.03(d) shall be irrevocable.

          (e)  The Agent shall promptly notify each
bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive
Bid Rate) by telecopy sent by the Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

          (f)  If the Agent shall elect to submit a
Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other
Lenders are required to submit their bids to the Agent pursuant to Section 2.03(b) above.

          (g) All notices required by this Section 2.03 shall be given in accordance with Section 8.07.

          2.04.  Notes.  The Borrower shall execute
and deliver to each Lender (or to the Agent on behalf of each Lender) on or before the Effective Date a promissory note substantially in the form of Exhibit 8 hereto (each a "Revolving Loan Note" and collectively, the "Revolving Loan
Notes") to evidence the aggregate amount of that Lender's
Revolving Loans and with other appropriate insertions.  The
Revolving Loan Note delivered to each Lender shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date, (iii) bear interest as provided in
Section 2.05(a) in respect of Base Rate Loans or Eurodollar
Rate Loans, as the case may be, evidenced thereby and (iv) be entitled to the benefits of this Agreement and the other
Loan Documents. The Borrower's obligation to pay the principal of and interest on all Competitive Bid Loans made to it by a Lender shall be evidenced by its promissory note substantially in the form of Exhibit 9 hereto (each a "Competitive Bid Note" and collectively, the "Competitive
Bid Notes").  Each Competitive Bid Note issued to each
Lender shall (i) be payable to the order of such Lender and be dated the Closing Date, (ii) be in a stated principal amount equal to the Aggregate Commitments and be payable in the outstanding principal amount of Competitive Bid Loans evidenced thereby from time to time, (iii) mature with respect to each Competitive Bid Loan evidenced thereby on the earlier of (x) the last day of the Interest Period applicable thereto and (y) the Termination Date, (iv) bear interest as provided in Section 2.05(a) in respect of Fixed
Rate Loans or Eurodollar Rate Loans, as the case may be, evidenced thereby and (v) be entitled to the benefits of this Agreement and the other Loan Documents. Each Lender is hereby authorized to, and prior to any transfer of any
Note issued to it, each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records; provided, however, that if the Loan Account differs from the information endorsed by a Lender on such Lender's Notes, the Loan Account shall be rebuttably presumed to be correct.

          2.05.  Interest on the Loans.

          (a)  Rate of Interest.  All Revolving Loans
shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a rate determined from time to time by reference to the Alternate Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest shall be selected by the Borrower at the time a Notice of Revolving Borrowing is given by the Borrower pursuant to Section 2.02(a) or at the time a Notice of Conversion/Continuation is delivered by the Borrower pursuant to Section 2.05(c); provided, however, that the Borrower may not select the LIBO Rate as the applicable basis for determining the rate of interest on a Loan (1) if at the time of such selection a Potential Event of Default or Event of Default exists or (2) if such a selection would be otherwise prohibited by the terms of this Agreement. If on any day a Revolving Loan is out-standing with respect to which a Notice of Revolving
Borrowing or a Notice of Conversion/Continuation has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for each such day such Loan shall be a Base Rate Loan. Revolving Loans shall bear interest, subject to Section 2.05(d), at the following rates:

          (i)  if a Base Rate Loan, then at a rate
     per annum equal to the Alternate Base Rate as in effect from time to time as interest accrues; and

          (ii)  if a Eurodollar Rate Loan, then at
     a rate per annum equal to the sum of (A) the Eurodollar Rate Margin and (B) the LIBO Rate determined for the applicable Interest Period.

The Borrower agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Loan made to the Borrower from the date the proceeds are made available to the Borrower until maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, subject to Section 2.05(d), be (i) if such Competitive Bid
Loan is a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03 and (ii) if such Competitive Bid Loan is a Eurodollar Rate Loan, the LIBO
Rate plus or minus the applicable Spread offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

          (b)  Interest Payments.  Subject to
Section 2.05(d), (i) interest accrued on each Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Loan, (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the date any principal of the Loan is due, with respect to the principal amount then due and (D) on the Termination Date.

          (c) Conversion or Continuation. (i) Subject to the provisions of Sections 2.08 and 2.09, the Borrower shall have the option (A) to convert at any time all or any part of outstanding Revolving Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $10,000,000 from Base Rate Loans to Eurodollar Rate
Loans; or (B) to convert all or any part of outstanding
Revolving Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $1,000,000 from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto or upon the payment of compensation payable pursuant to
Section 2.09(d); or (C) upon the expiration of any Interest
Period applicable to a Borrowing of Eurodollar Rate Loans that are Revolving Loans, to continue all or any portion of such Loans equal to or in excess of $10,000,000 as Eurodollar Rate Loans, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; provided that no outstanding Loan may be continued as, or be con-verted into, a Eurodollar Rate Loan if any Potential Event of Default or Event of Default exists or if such a continuation or conversion would otherwise be prohibited by the terms of this Agreement.

          (ii) In the event the Borrower shall elect to convert or continue a Revolving Loan under this
Section 2.05(c), the Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 12:00 noon (New York City time) (A) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (B) at least three (3)
Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of
Conversion/Continuation shall specify (1) the proposed conversion or continuation date (which shall be a Business
Day), (2) the amount of the Revolving Loan to be converted or continued, (3) the nature of the proposed conversion or continuation, and (4) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested
Interest Period to be applicable thereto.  If no Interest
Period is specified in any such Notice of Conversion/Continuation with respect to a Eurodollar Rate
Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration. In lieu of deliv-ering the above-described Notice of Conversion/
Continuation, the Borrower may give the Agent telephonic notice of any proposed conversion or continuation by the time required under this Section 2.05(c); provided that such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 12:00 noon
(New York City time) on the proposed conversion or continuation date) of a Notice of Conversion/Continuation.
Promptly after receipt of a Notice of Conversion/
Continuation under this Section 2.05(c) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex, telecopy or other similar form of transmission, of the proposed conversion or continuation.

          (iii)  Any Notice of Conversion/Continuation
for conversion to, or continuation of, a Revolving Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue such Revolving Loan in accordance therewith.

          (d)  Default Interest.  Notwithstanding the
rates of interest specified in Section 2.05(a) and the payment dates specified in Section 2.05(b), from and after the later of (i) occurrence of a payment default by the Borrower in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, and (ii) notice from the Agent or Requisite Lenders to the Borrower of such default, until the past-due amount is paid, such amount not paid when due shall bear interest payable upon demand at a rate per annum
(the "Default Rate") equal to the sum of (A) two percent
(2.0%) and (B) the Alternate Base Rate in effect from time to time; provided, that, with respect to any Eurodollar
Rate Loan, the Default Rate shall be equal to (x) the rate otherwise applicable to such Eurodollar Rate Loan under
Section 2.05(a) plus (y) two percent (2%) per annum until the end of the Interest Period applicable to such Eurodollar Rate Loan.

          (e)  Computation of Interest.  Interest on all
Obligations (other than those on which the interest rate is determined by reference to the Prime Rate component of the Alternate Base Rate) shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest on all Obligations with respect to which the interest rate is determined by reference to the Prime Rate component of the Alternate Base Rate shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest
Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

          2.06.  Fees.

          (a) Facility Fee. The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, except as set forth in Section 8.05(b)(vi), a fee (the "Facility Fee"), accruing at (i) .10% per annum when the Borrower's Rating falls within (A) Level I by either S&P or Moody's and (B)
Level III or higher by the other rating agency, (ii) .125% per annum when the Borrower's Rating falls within Level II by both S&P and Moody's and (iii) .20% per annum when the Borrower's Rating falls within (A) Level III by either S&P or Moody's and (B) Level II or lower by the other rating agency, on the average daily aggregate amount of the Aggregate Commitments (regardless of Outstandings) for the period commencing on the Effective Date and ending on the Termination Date, such Facility Fee being payable quarterly, in arrears, on the last calendar day of each calendar quarter occurring after the Effective Date and on the Termination Date. The applicable percentage used in calculating the Facility Fee shall change on the effective date of any change in the Level of the Borrower's Rating.

          (b) Payment of Fees. The fees described in this Section 2.06 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees and expenses otherwise described in this Agreement. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement due to the Agent or any Lender, including, without limitation, amounts referred to in this Section 2.06 and in Section 8.03, shall constitute Obligations. All fees described in this
Section 2.06 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

          2.07.  Payments.

          (a)  Manner and Time of Payment.  Except as
otherwise expressly set forth herein, all payments of principal of and interest on the Loans and other
Obligations (including, without limitation, fees and expenses) payable to the Agent or the Lenders (or any of them) shall be made without setoff, counterclaim, defense, condition or reservation of right, in Dollars and in immediately available funds, delivered to the Agent not later than 12:00 noon (New York City time) on the date and at the place due, to such account of the Agent as it may designate, for the account of the Agent or the Lenders, as the case may be; and funds received by the Agent after that time and date shall be deemed to have been paid and received by the Agent on the next succeeding Business Day.
Payments actually received by the Agent for the account of the Agent or the Lenders, or any of them, shall be paid to them promptly after receipt thereof by the Agent. All payments of principal, interest and fees, and all reimbursements for expenses pursuant to this Agreement and the other Loan Documents, may, at the option of the Agent
(but without any obligation to do so) and upon reasonable notice to the Borrower, be paid from the proceeds of Revolving Loans made to the Borrower hereunder.

          (b)  Apportionment of Payments and Prepayments.
(i) Subject to the provisions of Section 8.05(b), all payments and prepayments of principal and interest in respect of outstanding Revolving Loans and all payments of fees and all other payments in respect of any other
Obligations (other than with respect to payments of Competitive Bid Loans) shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein.
All payments of principal of any Competitive Bid Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Bid
Loans comprising such Borrowing. All payments of interest on any Competitive Bid Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Bid Loans comprising such Borrowing.

          (ii)  Subject to the provisions of Section
8.05(b), after the occurrence of an Event of Default and while the same is continuing, the Agent shall, unless otherwise specified at the direction of the Requisite
Lenders, which direction shall be consistent with the last sentence of this clause (ii), apply all payments and prepayments in respect of any Obligations:

          (A)  first, to pay interest on and then
     principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

          (B) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

          (C)  third, to pay Obligations in respect of
     any fees, expenses, reimbursements or indemnities then due to the Lenders;

          (D) fourth, to the ratable payment of interest due in respect of Revolving Loans and Competitive Bid
     Loans;

          (E)  fifth, to the ratable payment or
     prepayment of principal outstanding on Revolving
     Loans and Competitive Bid Loans; and

          (F)  sixth, to the ratable payment of all other
     Obligations.

The order of priority set forth in this Section 2.07(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent and the Lenders as among themselves. The order of priority set forth in clauses (C) through (F) of this Section
2.07(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses
(A) and (B) of this Section 2.07(b)(ii) may be changed only with the prior written consent of the Agent.

          (iii)  Subject to Section 8.05(b), the Agent
shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender may request in writing, such funds as such Person may be entitled to receive; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

          (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, if any, shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.06, as the case may be, unless, in the case of a payment with respect to a Eurodollar Rate Loan, such Business Day occurs in the succeeding month in which case such payment shall be made on the immediately preceding Business Day.

          (d)  Agent's Accounting.  The Agent shall
maintain accounts, books and records (a "Loan Account") in which it shall record (i) the names and addresses of the Lenders and the respective Commitments of, and principal amount of Loans owing to, each Lender from time to time;
(ii) other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest and fees constituting Obligations; and (iii) all payments of such Obligations made by the Borrower or for the Borrower's account. Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder. Entries in the Agent's Loan Account made in accordance with the Agent's customary accounting practices as in effect from time to time shall constitute, as between the Agent and any Lender, prima facie evidence of the accuracy of such entries.

          2.08.  Interest Periods.  By giving notice as
set forth in Section 2.02(a), 2.03(a) or 2.05(c) with respect to a Borrowing of, conversion into or continuation of Loans, the Borrower shall have the option, subject to the other provisions of this Section 2.08 and Section 2.09, to specify an Interest Period to apply to the Borrowing described in such notice. The determination of Interest
Periods shall be subject to the following provisions:

          (a)  The Borrower may not select an Interest
Period which terminates later than the Termination Date;
and

          (b) Without the prior written consent of the Agent (such consent not to be unreasonably withheld), there shall be no more than five (5) Interest Periods with respect to Eurodollar Rate Loans under this Agreement in effect at any one time.

          2.09.  Special Provisions Governing Eurodollar
Rate Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

          (a) Determination of Interest Rate. As soon as practicable after 11:00 a.m. (New York City time) on the Interest Rate Determination Date, the Agent shall determine the interest rate which shall apply to the Eurodollar Rate
Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender in the case of Revolving Loans or, with respect to Eurodollar Rate Loans which are Competitive Bid Loans, the Lenders whose bids with respect to such Loans were accepted.

          (b)
Interest Rate Unascertainable, Inadequate or Unfair. With respect to any Interest Period, if deposits in Dollars (in the applicable amount) are not being offered to the Reference Banks in the London interbank Eurodollar market for such Interest Period, if the Agent in good faith shall have determined that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Rate Loan during such Interest Period or if adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate, then the Agent shall forthwith give notice thereof to the Borrower and each Lender, whereupon until the Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of the Borrower to elect to have Loans bear interest based upon the LIBO Rate shall be suspended, and (b) each outstanding Eurodollar Rate Loan that is a Revolving Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

          (c) Illegality. (i) In the event that on any date any Lender shall have determined in good faith that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law), then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to the Borrower and the Agent of that determination and the reasons therefor. The
Agent shall promptly forward any such notice it receives to the other Lenders.

          (ii) Upon the giving of the notice referred to in Section 2.09(c)(i), (A) the Borrower's right to request of such Lender and such Lender's obligation to make
Eurodollar Rate Loans with respect to the requested
Borrowing shall be immediately suspended, and such Lender shall make a Loan, with respect to such requested Borrowing of Eurodollar Rate Loans as a Base Rate Loan, which Base
Rate Loan shall, for all purposes, be considered a part of such Borrowing and (B) if such Eurodollar Rate Loans that are Revolving Loans are then outstanding, the Borrower shall immediately (or, if permitted by applicable law, no later than the last day of any applicable grace period which such law permits, upon at least one (1) Business
Day's written notice to the Agent and the Lenders) convert each such Loan into a Base Rate Loan.

          (iii) In the event that a Lender determines at any time following its giving of a notice referred to in
Section 2.09(c)(i) that such Lender may lawfully make Euro-dollar Rate Loans, such Lender shall promptly give notice
(by teletransmission or by telephone promptly confirmed in writing) to the Borrower and the Agent of that determination, whereupon the Borrower's right to request of such Lender and such Lender's obligation to make Eurodollar
Rate Loans that are Revolving Loans shall be restored.  The
Agent shall promptly forward any such notice it receives to the Lenders.

          (d) Compensation. In addition to such amounts as are required to be paid by the Borrower pursuant to Sections 2.05(a), 2.05(d), 2.06, 2.11 and each other provision of this Agreement requiring payment by the Borrower, the Borrower shall compensate each Lender, upon demand, for all losses (including lost profits), expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate
Loans to the Borrower) which such Lender may sustain (i) if, as a result of the failure to satisfy the conditions precedent set forth in Sections 3.01 and 3.02, as applicable, a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Revolving Borrowing or a Notice of Conversion/Continuation or in a Competitive Bid
Accept/Reject Letter or in a telephonic request for borrowing or conversion or continuation for a successive
Interest Period does not commence after notice therefor is given pursuant to Section 2.05(c)(ii), (ii) if any principal payment of any Eurodollar Rate Loan (including, without limitation, any prepayment pursuant to Sec-tion 2.01(c) but excluding any prepayment of any Eurodollar
Rate Loan in connection with the replacement of any Lender under clause (i) of Section 2.13) occurs for any reason on a date which is not the last day of the applicable Interest
Period, (iii) as a consequence of an acceleration of the Obligations pursuant to Section 6.02 or (iv) as a consequence of any other failure by the Borrower to repay
Eurodollar Rate Loans when required by the terms of this Agreement. If as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.09(c), a Lender sustains lost profits, the Borrower shall compensate such Lender (such compensation being in lieu of any compensation that might otherwise be payable pursuant to the first sentence of this clause (d) as a result of any of the events indicated in Section 2.09(c)), upon demand, in an amount equal to the amount (if any) by which (x) the additional interest which would have been payable on the amount of the Eurodollar Rate Loan so converted had such Eurodollar Rate Loan been repaid on last day of the applicable Interest Period exceeds (y) the amount of interest which in the reasonable opinion of such Lender would have been payable to such Lender for its account on the last day of such Interest Period in respect of a deposit equal to the amount of such Eurodollar Rate Loan with a prime bank in London for a period starting on the Business Day following the date of such conversion and ending on the last day of such Interest Period. Such
Lender shall deliver to the Borrower, as a condition of the Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities.

          (e)  Booking of Eurodollar Rate Loans.  Any
Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices or agencies or the office of an Affiliate of that Lender;
provided that no Lender shall be entitled to receive any greater amount under Section 2.10 or Section 2.11 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless (i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or (ii) such claim would have arisen even if such transfer had not occurred.

          2.10.  Taxes. (a)  Any and all payments by the
Borrower hereunder shall be made, in accordance with
Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the Closing Date as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental
Authority but excluding, in the case of each Lender and the Agent, such taxes (collectively, "Excluded
Taxes")(including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized, maintains an Applicable Lending Office or is deemed to be engaged in trade or business other than by reason of this Agreement or the transaction contemplated hereby (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities applicable to this Agreement, the other
Loan Documents, the Commitments or the Loans being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan
Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Applicable
Lending Office or any other office that a Lender may claim as its Applicable Lending Office, or (z) after such Lender's selection and designation of any other Applicable
Lending Office, to such payments made to such other
Applicable Lending Office, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Applicable Lending Office of such Lender does not, in the judgment of such Lender, otherwise materially adversely affect such Loans, such Lender's obligations under its Commitment or such Lender.

          (b)  In addition, the Borrower agrees to pay
any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments or the Loans (hereinafter referred to as "Other
Taxes").

          (c)  The Borrower will indemnify each Lender
and the Agent for the full amount of Taxes and Other Taxes
(including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.10) paid by such Lender or the Agent
(as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor.
A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.10 submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental
Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

          (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower will furnish to the Agent, at its address referred to in Section 8.07, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this
Section 2.10 shall survive the payment in full of principal and interest hereunder and the termination of this Agree-ment.

          (f)  Without limiting the obligations of the
Borrower under this Section 2.10, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 8.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the IRC
(in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in dup-licate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.10(f). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 1995, and every third (3rd) anniversary of such date there-after, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

     (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

     (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

     (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental
Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

          Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

          2.11.  Increased Costs.  If solely as a result
of (a) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof after the Closing Date or (b) compliance with any guideline or request issued or made after the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law and including, without limitation, imposition or application of Statutory Reserves or any other reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement):
(i) any Lender incurs a cost or increase in cost as a result of its having entered into or performing its obligations under this Agreement, including its making, funding or maintaining all or any part of its Commitment or any Loans, (ii) any Lender becomes liable to make any payment (other than Excluded Taxes) on or calculated by reference to the amount of Loans made or to be made by it hereunder and/or any sum received or receivable by it hereunder, or (iii) there is a reduction in the amount of any sum received or receivable by any Lender hereunder, then the Borrower shall from time to time upon demand by such Lender pay to such Lender amounts sufficient to indemnify such Lender against, as the case may be, (A) such cost or increased cost (or such proportion of such cost or increased cost which is in fact attributable to its making, funding or maintaining its Commitment or any Loans), (B) such liability or (C) such reduction. Such amounts may be determined by using any reasonable averaging and attribution methods. Each Lender shall notify the Borrower
(with a copy of such notice to the Agent) as soon as possible after the incurrence of the cost, increased cost or liability for which a claim is being made pursuant to this Section 2.11, which notice shall specify the event by reason of which it is entitled to make such claim and setting out in reasonable detail the basis and computation of such claim. On receipt of such notice, the Borrower shall indemnify such Lender, in accordance with this
Section 2.11 from and as of the date such cost, increased cost or liability is incurred or any payment made
(including, without limitation, where such cost, increased cost or liability is retroactively applied).
Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section 2.11 with respect to any Competitive Bid Loan if it shall have been aware of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Bid
Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Bid Loan shall have been made.

          2.12.  Authorized Officers of Borrower.  The
Borrower shall notify the Agent in writing of the names of the officers and employees authorized to request Loans and to request a conversion or continuation of any Loan and shall provide the Agent with a specimen signature of each such officer or employee. The Agent shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or such conversion or continuation until the Agent receives written notice to the contrary.
The Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Revolving
Borrowing, Notice of Competitive Bid Borrowing, Notice of
Conversion/Continuation or Competitive Bid Accept/Reject
Letter and, with respect to an oral request for such a Loan or such conversion or continuation, the Agent shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent believes to have been given by a duly authorized officer or other person authorized to borrow or give other notices hereunder on behalf of the Borrower.

          2.13.  Replacement of Certain Lenders.  In the
event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Borrowing of Revolving
Loans requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and such failure has not been cured, (ii) requested compensation from the Borrower under Section 2.10 or 2.11 to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or
(iii) delivered a notice pursuant to Section 2.09(c)(i) claiming that such Lender is unable to extend Eurodollar
Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five
(5) Business Days after the date of such demand, to one or more financial institutions which comply with the provisions of Section 8.02 which the Borrower or the Agent, as the case may be, shall have engaged for such purpose
("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other
Loan Documents (including, without limitation, its Commitment and all Loans owing to it) in accordance with
Section 8.02. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment and fees accrued for its account hereunder through the date of such assignment and not yet paid, amounts payable under Sections 2.10 and 2.11, and compensation payable under Section 2.09(d) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.13; provided, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11, 8.03 and 8.04.

Upon the replacement of any Affected Lender pursuant to this Section 2.13, the provisions of Section 8.05(b) shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

                     ARTICLE III
                CONDITIONS TO LOANS

          3.01.  Conditions Precedent to Effectiveness.
The effectiveness of this Agreement shall be subject to the satisfaction of all of the following conditions precedent:

          (a)  Documents.  The Agent and the Lenders
shall have received each of the following documents: this Agreement, the Notes, the Borrower's Certificate of the Secretary or Assistant Secretary of the Borrower and an opinion of counsel to the Borrower, each duly executed where appropriate and in form and substance satisfactory to the Agent and the Lenders, and such additional documentation as the Agent or any Lender may reasonably request.

          (b)  No Default.  No Event of Default or
Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans.

          (c)  Representations and Warranties.  All of
the representations and warranties contained in Section
4.01 shall be true and correct in all material respects.

          (d) Fees and Expenses Paid. There shall have been paid to the Agent, for the accounts of the Agent and the Lenders under the Original Credit Agreement, as applicable, all accrued fees payable under the Original
Credit Agreement.

          (e)  Joy Acquisition.  The merger of
Harnischfeger Acquisition Corporation and Joy shall have been effected and Joy shall have become a wholly-owned
Subsidiary of the Borrower as described in the Prospectus and Joint Proxy Statement dated October 28, 1994 furnished to the stockholders of the Borrower and Joy in connection with the merger.

          (f)  Deadline for Effectiveness.  The
conditions precedent described in clauses (a) through (e) of this Section 3.01 shall have been satisfied on or before December 31, 1994.

          3.02.  Conditions Precedent to all Loans.  The
obligation of each Lender to make any Loan requested to be made by it or to convert/continue any Revolving Loan requested to be converted/continued on any date, is subject to the satisfaction of the following conditions precedent as of such date:

          (a) Notice of Borrowing. The Agent shall have received in accordance with the provisions of
Section 2.02(a), with respect to any Revolving Loan, an original and duly executed Notice of Revolving Borrowing or, in accordance with the provisions of Section 2.03(a) with respect to any Competitive Bid Loan, a Notice of Competitive Bid Borrowing or, in accordance with the provisions of Section 2.05, with respect to a conversion/continuation of any Revolving Loan, an original and duly executed Notice of Conversion/Continuation.

          (b)  Additional Matters.  As of the Funding
Date for any Loan or as of the proposed date for continuation/conversion, as applicable:

          (i)  Representations and Warranties.  All
     of the representations and warranties of the Borrower contained in or repeated pursuant to
     Section 4.01  (other than representations and
     warranties which expressly speak only as of a different date) shall be true and complete in all material respects on and as of such Funding
     Date as though made on and as of such date both before and after taking into account the requested Loans to be made.

     (ii)  No Default.  No Event of Default or Potential
Event of Default shall have occurred and be continuing or would result from the making of the requested Loan.

     (iii) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in Section 2.09(d), 2.10 or 2.11), which in the reasonable judgment of the Requisite
Lenders, would enjoin, prohibit or restrain any Lender from making the requested Loan.

          (iv)  Commercial Paper.  The Revolving Credit
     Availability shall not be less than the aggregate face amount of the Borrower's interest bearing or discounted short term unsecured debt obligations having maturities of no more than 270 days
     ("Commercial Paper") then outstanding.

          The request by the Borrower for any Loan made, or to be made, on any Funding Date or delivery of any Notice of Conversion/Continuation shall constitute a representation and warranty by the Borrower as of such Funding Date or as of such conversion/continuation date, as applicable that all the conditions contained in this
Section 3.02 have been satisfied or waived in writing pursuant to Section 8.06.

                     ARTICLE IV
           REPRESENTATIONS AND WARRANTIES

          4.01.  Representations and Warranties.  The
Borrower hereby represents and warrants to each Lender and the Agent that the following statements are true and correct (except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement):

           (a) Corporate Organization. The Borrower and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, have the corporate power to own their assets and to conduct their business as now being conducted and are duly qualified, authorized and licensed to do business and are in good standing under the laws of each jurisdiction where their ownership or leasing of property or the conduct of their business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material and adverse effect on the ability of the Borrower and its Subsidiaries taken as a whole to do business.

          (b) Corporate Powers and Authority. The
Borrower has the corporate power, authority and legal right to execute, deliver and perform (including, without limitation, to borrow Loans pursuant to the terms of) this Agreement and the other Loan Documents and each instrument or obligation required of it hereunder or thereunder, and has taken all necessary corporate action to authorize its borrowing of Loans hereunder on the terms and subject to the conditions hereof and its execution, delivery and performance of this Agreement, the other Loan Documents and each instrument or obligation required of it hereunder or thereunder.

          (c) Governmental Consents. No consent of any other Person including, without limitation, stockholders and creditors of the Borrower, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required by the Borrower in connection with the Loans hereunder or the execution, delivery, performance, validity or enforceability of this Agreement, the other Loan Documents and each instrument or obligation required of it hereunder or thereunder, or if required, has been received or made, as applicable.

          (d) Enforceability. This Agreement has been, and each instrument or document required by it hereunder will be, executed and delivered in accordance with this Agreement by a duly authorized officer of the Borrower, and this Agreement constitutes, and each instrument or document required of it hereunder when executed and delivered will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms (except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights or by general equitable principles).

          (e) No Conflict. The execution and delivery by the Borrower of this Agreement and the Notes and the performance by the Borrower of its obligations under the Loan Documents do not contravene the Borrower's Certificate of Incorporation or By-laws or any indenture, agreement or instrument to which the Borrower is a party or by which any of its material assets or properties may be bound or affected or any law, rule, statute, regulation, judgment, decree or order of any court or Governmental Authority.

          (f) Financial Position. The Borrower has heretofore delivered to the Agent and the Lenders, its audited consolidated balance sheet as of October 31, 1993 and its audited consolidated statements of income and cash flows for the fiscal year ended October 31, 1993 and its Form 10-Q Quarterly Report filed with the SEC for the period ended July 31, 1994; such financial statements are complete and correct and fairly present the position and results of operations as of the dates and for the respective periods covered; there are no additional material liabilities, contingent or otherwise, of a type normally shown on such financial statements or the footnotes thereto; and since the date of the most recent financial statements, there has been no change in the Borrower's consolidated financial condition or results of operations which could reasonably be expected to materially impair the Borrower's ability to perform its obligations hereunder.

          (g) Assets and Properties. The properties and assets of the Borrower and its Subsidiaries, real, personal and mixed, are not subject to any Liens, except for Liens permitted by this Agreement.

          (h) Litigation. Except as set forth in the
Schedule 4.01(h), there are, to the knowledge of the Borrower, no proceedings pending or threatened against or affecting the Borrower or any of its Consolidated
Subsidiaries in any court or before any Governmental
Authority or arbitration board or tribunal the determination of which, individually or in the aggregate, is in the reasonable judgment of the Borrower likely to materially and adversely affect the properties, business or financial condition of the Borrower and its Consolidated
Subsidiaries considered as one enterprise.

          (i) No Default. No event has occurred and is continuing, or would result from the incurring of obligations by the Borrower under this Agreement, which constitutes or would constitute an Event of Default or Potential Event of Default.

          (j) Governmental Regulation. Neither the
Borrower nor any of its Consolidated Subsidiaries is an "investment company" within the meaning of the Investment
Company Act of 1940 and, after giving effect to the use of the proceeds of the Loans, margin stock (as defined in Regulation U) constitutes less than 25% of the assets of the Borrower and its Consolidated Subsidiaries on a consolidated basis.

          (k) Payment of Taxes. The Borrower and each
Subsidiary have filed all tax returns which to the knowledge of the Borrower were required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or provided reserves reasonably believed by the Borrower to be adequate for payment thereof.

          (l) Use of Proceeds. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, T, U or X; the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock
(within the meaning of Regulation U).

          (m) Pari Passu Treatment. Under applicable laws in force on the Effective Date, the claims and rights of the Lenders against the Borrower under the Loan Documents will not be subordinate to, and will rank at least pari passu with, the claims and rights of each other unsecured unsubordinated creditor of the Borrower.

          (n) ERISA. No Plan had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the Closing Date, for which the actuarial analysis has been received, or would have had such an accumulated funding deficiency on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title 1 of ERISA applied, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such Plan by the Borrower or any of its Subsidiaries. No employee pension benefit plan (within the meaning of Section 3(2) of ERISA) to which the Borrower or any Subsidiary contributes is a multi-employer plan (within the meaning of Section 3(37) of ERISA). Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. No liability under ERISA or otherwise exists with respect to any Plan which liability individually or in the aggregate would have a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole). The execution, delivery and performance by the Borrower of this Agreement will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the IRC. The aggregate present value of all accrued benefits vested under all Plans (based on assumptions used to fund such Plans) did not, as of the last annual valuation date, which in the case of any one Plan was not earlier than November 1, 1988, exceed the value of the assets of such Plans allocable to such vested benefits by more than 10% of Consolidated Total Tangible Assets.

          (o) Performance. None of the Borrower or any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation applicable to it under any agreement or instrument, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such agreement or instrument which default or condition would have a material adverse effect (i) upon the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of the Borrower and its Consolidated
Subsidiaries taken as a whole or (ii) upon the ability of the Borrower to perform any of its Obligations under any Loan Document in any material respect, including, without limitation, payment of the Obligations.

          (p) Funded Debt Documents. The Borrower has delivered to the Agent a complete copy of each agreement or indenture pursuant to which the Borrower or any Subsidiary has incurred or may incur Funded Debt in excess of $10,000,000 (including, without limitation, the Note
Agreements, the Joy Indenture and the Indentures executed in connection with the Borrower's issuance of 8.90% debentures due 3/1/2022 and 8.70% debentures due
6/15/2022), in each case together with any amendments thereto.

                      ARTICLE V
                      COVENANTS

          5.01.  Affirmative Covenants of the Borrower.
The Borrower covenants and agrees that so long as the Borrower shall have any outstanding Obligations or any Lender shall have any Commitment hereunder:

          (a) Payment of Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay all taxes, assessments and governmental charges or levies when due, except such as may be contested in good faith by appropriate proceedings diligently pursued and, if and to the extent required by GAAP, with respect to which the Borrower has set aside on its books adequate reserves.

          (b) Maintenance of Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or similar businesses and owning and operating similar properties.

          (c) Notice of Defaults; ERISA Events.  The
Borrower shall give prompt written notice to the Agent and the Lenders (a) upon obtaining actual knowledge of the occurrence or existence of any Event of Default or any Potential Event of Default specifying the nature and the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto, or (b) of any receipt of written notice of a default or event of default under any agreement described in Section 6.01(h) which would permit the holder or obligee of the Indebtedness thereunder to accelerate such Indebtedness,
(c) any reportable event under Section 4043(b)(5), (6) or
(7) of ERISA with respect to any Plan, any decision to terminate or withdraw from any Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year or (d) of any demand for payment by the Borrower or any Subsidiary under any Performance Undertaking in the aggregate amount of $5,000,000 or more.

          (d) Inspection of Property; Books and Records.
The Borrower shall, and shall cause its Consolidated
Subsidiaries to, at all times keep and maintain, full and accurate accounts and records of its operations according to GAAP and will permit the Agent and the Lenders, and their respective designated officers, employees, agents and representatives, to have access thereto and to make examination thereof at all reasonable times.

          (e) Reporting; Financial Statements. The
Borrower shall furnish to the Agent and each Lender:

          (i) Quarterly Reports. As soon as available but no later than sixty (60) days after the close of each of the first three (3) quarters of each fiscal year, the Borrower's consolidated balance sheet and consolidated statement of cash flows as of the close of such quarter and consolidated statement of income and consolidated statement of shareholder's equity for such quarter and that portion of the fiscal year ending with such quarter, certified by the chief financial officer of the Borrower as being complete and correct and fairly presenting the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries, accompanied by (A) a certificate from a Responsible Financial Officer
     (1) stating that as of the end of such quarter, no Event of Default or Potential Event of Default existed, or a statement of such Event of Default or Potential Event of Default if any exists and what action the Borrower has taken or proposes to take with respect thereto, (2) stating that the Borrower and its Consolidated Subsidiaries are in compliance with the covenants contained in Sections 5.02(a) and
     (b), together with the calculations showing how compliance was determined with respect to such Sections, or (3) if the Borrower and its Consolidated
     Subsidiaries are not in compliance therewith, stating each incidence of non-compliance and the amount thereof and explaining the reason therefor together with the calculations showing how such non-compliance was determined and (B) a certificate from a Responsible Financial Officer stating that the schedule attached to such certificate sets forth the amount of the maximum possible exposure of the Borrower or any Subsidiary under, and a brief summary of, each Performance Undertaking for which the maximum possible exposure thereunder exceeds
     $25,000,000 as at the end of such quarter.

          (ii) Annual Reports. As soon as available but no later than one hundred five (105) days after the close of each of its fiscal years, a complete copy of a report of the Borrower, which shall include the Borrower's consolidated balance sheet and consolidated statement of cash flows as of the close of such year and consolidated statement of income and consolidated statement of shareholder's equity for such year, certified in accordance with GAAP by an independent public accountant of national reputation selected by the Borrower. Such report shall be accompanied by (A) a certificate from a Responsible
     Financial Officer (1) stating (x) that as of the end of such fiscal year, no Event of Default or Potential
     Event of Default exists or (y) if any Event of Default or Potential Event of Default exists what action the Borrower has taken or proposes to take with respect thereto and (2) stating (x) that the Borrower and its Consolidated Subsidiaries are in compliance with the covenants contained in Sections
     5.02(a) and (b), together with the calculations showing how compliance was determined with respect to such Sections, or (y) if the Borrower and its Consolidated Subsidiaries are not in compliance therewith, stating such incidence of non-compliance and the amount thereof and explaining the reason therefor together with the calculations showing how such non-compliance was determined and (B) a certificate from a Responsible Financial Officer stating that the schedule attached to such certificate sets forth the amount of the maximum possible exposure of the Borrower or any Subsidiary under, and a brief summary of, each Performance
     Undertaking for which the maximum possible exposure thereunder exceeds $25,000,000 as at the end of such fiscal year.

          (iii) Publicly Distributed Information.
     Promptly after being filed with the SEC, a copy of each Disclosure Document, Annual Report to
     Shareholders, Proxy Statement and Registration
     Statement and any other registration statements and reports which it is required to file, or shall have filed, with the SEC or with any other national or international securities exchange.

          (iv) Funded Debt Report. Not later than sixty
     (60) days after the end of each fiscal quarter of the Borrower, a statement describing the Funded Debt of the Borrower and its Consolidated Subsidiaries in excess of $5,000,000 incurred or created subsequent to the Closing Date that has not been previously disclosed to the Agent and the Lenders pursuant to this Section.

          (v) Other Information. Such other statements or reports as the Agent may reasonably request in form and detail satisfactory to the Agent and Requisite
     Lenders.

          (f) Disclosure Document Amendments. If on or after the date of a Notice of Revolving Borrowing or Notice of Competitive Bid Borrowing and until the Funding Date with respect thereto, the Disclosure Documents as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and if the Borrower is required to file any amendment or supplement to the Disclosure Documents with the SEC, then the Borrower shall: (a) prepare any such amendment or supplement to the Disclosure Documents that is required by the SEC; and (b) furnish copies of such amendment or supplement to the Agent for distribution to the Lenders, in such quantities as they may from time to time reasonably request.

          (g) Corporate Existence; Maintenance of
Property. Except as otherwise permitted hereunder, the Borrower and each Restricted Subsidiary shall maintain and preserve their corporate existence and all material rights, permits, privileges and franchises now enjoyed and necessary for the operation of their business and keep all their properties in good working order and condition, normal wear and tear excepted, except properties the Borrower determines to be surplus, obsolete or otherwise not useful in the conduct of their businesses.

          (h) Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply with the requirements of all laws, rules, regulations, and orders of any Governmental Authority (including all Environmental
Legal Requirements) the violation of which would materially and adversely affect the properties, business or financial condition of the Borrower and its Subsidiaries considered as one enterprise or would result in any Lien or charge upon any property of the Borrower or any Subsidiary, which Lien or charge would materially and adversely affect the properties, business or financial condition of the Borrower and its Subsidiaries considered as one enterprise, except where contested in good faith by appropriate proceedings diligently pursued.

          (i) ERISA. The Borrower shall, and shall cause each Subsidiary to, make promptly payment of contributions required to meet the minimum funding standards set forth in ERISA, except to the extent waived or deferred by the Pension Benefit Guaranty Corporation.

          (j) Pari Passu Treatment. The Borrower shall ensure that the claims and rights of the Lenders and the other parties to the Loan Documents against the Borrower under the Loan Documents will not be at any time subordinate to, and will rank at all times at least pari passu with, the claims and rights of each other unsecured creditor of the Borrower.

          (k)  Funded Debt Documents.  The Borrower
shall promptly furnish to the Agent and the Lenders a complete copy of (i) each agreement or indenture entered into after the Closing Date pursuant to which the Borrower or any Subsidiary has incurred or may incur Funded Debt in excess of $10,000,000 and (ii) any amendment entered into after the Closing Date with respect to any agreement or indenture pursuant to which the Borrower or any Subsidiary has incurred or may incur Funded Debt in excess of $10,000,000.

          5.02.  Financial and Negative Covenants.  The
Borrower covenants and agrees that so long as the Borrower shall have any outstanding Obligations or any Lender shall have any Commitment hereunder:

          (a) Funded Debt. (i) The Borrower shall not, and shall not permit any Consolidated Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable or responsible in respect of any Funded Debt, except:

          (A)  Funded Debt of the Borrower and its
               Consolidated Subsidiaries described on
               Schedule 5.02(a)(i)(A) and renewals,
               extensions and refundings thereof
               (without increase in principal amount
               outstanding at the time of any such
               renewal, extension or refunding);

          (B)  additional Funded Debt of the Borrower
               and its Consolidated Subsidiaries
               (including Funded Debt permitted under
               Section 5.02(e)); provided, however, that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof,
               Consolidated Funded Debt (exclusive of
               Funded Debt permitted under Section
               5.02(a)(i)(E)) would not exceed 50% of
               Consolidated Total Tangible Assets;

          (C) Funded Debt of a Consolidated Subsidiary owing to the Borrower or to a Consolidated Subsidiary;

          (D)  Funded Debt of the Borrower owing to a
               Consolidated Subsidiary; and

          (E) Funded Debt of the Borrower incurred with respect to guarantees of HEI Systems, Inc. performance bonds pursuant to the Purchase and Sale Agreement dated as of October 29, 1993, provided that the maximum levels of such guarantees that are to be provided by the Borrower pursuant to the Purchase and Sale
               Agreement shall not exceed (1)
               $90,000,000 during the period from
               November 1, 1994 through and including
               October 31, 1996, (2) $70,000,000 during
               the period from November 1, 1996 through and including October 31, 1997, (3)
               $50,000,000 during the period from
               November 1, 1997 through and including
               October 31, 1998 and (4) $30,000,000
               during the period from November 1, 1998
               through and including October 31, 1999;

          (ii) any Person which becomes a Consolidated
     Subsidiary after the date of this Agreement shall for all purposes of this Section 5.02(a) be deemed to have created, assumed or incurred at the time it becomes a Consolidated Subsidiary all Funded Debt of such Person existing immediately after it becomes a Consolidated Subsidiary; and

          (iii) the renewal, extension or refunding of any Funded Debt issued, incurred or outstanding pursuant to Section 5.02(a)(i)(B) shall constitute the issuance of additional Funded Debt, which is, in turn, subject to the limitations of Section
     5.02(a)(i)(B).

          (b) Net Worth. The Borrower shall at all times maintain Consolidated Net Worth of no less than $516,236,000, which amount shall be increased as of the date the annual consolidated financial statements are furnished to the Agent pursuant to Section 5.01(e)(ii) for fiscal year 1994 and each fiscal year thereafter by 25% of the amount equal to Consolidated Net Income adjusted to reflect expenses and other proper charges attributable to Minority Interests as reflected on such financial statements; provided, however, that in the event the Consolidated Net Income as adjusted to reflect expenses and other proper charges attributable to Minority Interests on the balance sheet of the Borrower results in a Consolidated
Net Loss for any fiscal year, there shall be no increase
(nor any decrease) for such fiscal year in the above referenced minimum amount of Consolidated Net Worth required to be maintained.

          (c) Restriction on Fundamental Changes. The
Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination (other than in the ordinary course of business) or dispose of (in one transaction or in a series of transactions) its or their business or assets as a whole or such portion thereof as in the good faith determination of the Requisite Lenders constitutes a substantial portion of the assets or business of the Borrower and its Subsidiaries taken as a whole, whether pursuant to an asset sale, sale of voting stock of a Subsidiary or otherwise;
provided, however, that (i) any Restricted Subsidiary may merge into, consolidate with or transfer its business or assets to the Borrower or to any other Restricted
Subsidiary, except that Joy shall not merge with (whether or not Joy is the surviving corporation), consolidate with or transfer its business or assets to any other Restricted
Subsidiary so long as Joy is subject to any restriction pursuant to the Joy Indenture that would, but for the effect of the exception thereto, violate Section 5.02(i) and (ii) the Borrower may sell, for fair market value, up to 25% of the voting stock of each of Harnischfeger
Corporation, Beloit Corporation and Joy to another Person.
Notwithstanding the foregoing, the Borrower shall not permit any material portion of the business or assets of any Restricted Subsidiary to be transferred to Joy so long as Joy is subject to any restriction pursuant to the Joy
Indenture that would, but for the effect of the exception thereto, violate Section 5.02(i).

          (d) Conduct of Business. The Borrower shall not permit Harnischfeger Corporation or Beloit Corporation or
Joy to engage in any business activities or operations substantially different from and unrelated to its present business activities and operations.

          (e) Indebtedness of Subsidiaries. The Borrower shall not permit any Subsidiary to create or incur any Indebtedness or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other Person, or sell or discount with recourse any receivables or any debt instruments owned by it, or enter into any other arrangement which has the effect of assuring a creditor of such Person against loss;
provided, however, that this Section 5.02(e) shall not be deemed to prohibit:

          (i) the acquisition of goods, supplies or merchandise in the ordinary course of business;

          (ii) surety bonds, standby letters of credit, contingent liabilities, guarantees and similar undertakings, including, without limitation, undertakings of credit support (each a "Performance
     Undertaking"), entered into or provided by the Borrower or any Subsidiary in the ordinary course of business, as the same is or may in the future be conducted, relating to the performance of contractual obligations arising in connection with its sale of goods or services;

          (iii) the endorsement of instruments for deposit and collection in the ordinary course of business;

          (iv) Indebtedness incurred by foreign
     Subsidiaries in the ordinary course of their business in an aggregate amount not to exceed $130,000,000 or 20% of Consolidated Net Worth, whichever is greater, at any time;

          (v) industrial revenue bonds in an aggregate amount not to exceed $32,500,000 or 5% of Consolidated Net Worth, whichever is greater, at any time;

          (vi) the existing Indebtedness and Guarantees of the Borrower and its Subsidiaries listed on
     Schedule 5.02(e) and any renewals, extensions, refundings or replacements thereof (without increase in principal amount outstanding at the time of any such renewal, extension or refunding) on terms no less favorable than terms then current in the market;

          (vii) obligations of Subsidiaries under all Capital Leases not to exceed in the aggregate at any time $26,000,000 or 4% of Consolidated Net Worth, whichever is greater, together with renewals of such Capital Leases on terms no less favorable than the terms that could be obtained in the prevailing debt market;

          (viii) Indebtedness of Subsidiaries to the Borrower or other Subsidiaries and Indebtedness of the Borrower to Subsidiaries;

          (ix) Indebtedness of each of Joy, Beloit
     Corporation, Syscon Corporation, and Harnischfeger
     Corporation which does not exceed in the aggregate
     $6,500,000 or 1% of Consolidated Net Worth, whichever is greater, in each case at any time;

          (x) Guarantees with respect to receivables sold or discounted to, or originated by, a third-party finance company with recourse and Indebtedness of any captive-finance Subsidiary which do not exceed in the aggregate $150,000,000 or 25% of Consolidated Net
     Worth, whichever is greater, at any time;

          (xi) Indebtedness of Syscon Corporation which does not exceed $40,000,000, the proceeds of which will be used to pay a dividend to the Borrower in connection with the spin-off of Syscon Corporation to the shareholders of the Borrower; or

          (xii) Indebtedness of any Person that becomes a Subsidiary after the Effective Date to the extent such Indebtedness was outstanding on the date such Person becomes a Subsidiary and was not created in contemplation thereof, together with any renewals, extensions or refundings of such Indebtedness
     (without increase in principal amount outstanding at the time of any such renewal, extension or refunding).

          (f) Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist any Liens on any of its property, real or personal or mixed, whether now owned or hereafter acquired, or on the income or profits therefrom, without equally and ratably securing the Loans and other Obligations hereunder, except:

          (i) Liens for taxes, assessments or
     governmental charges which are not yet delinquent, or are being diligently contested in good faith and by appropriate proceedings;

          (ii) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens for sums not yet due or which are being diligently contested in good faith and by appropriate proceedings;

          (iii) Liens not otherwise covered in (i) through (xv) of this Section 5.02(f) existing as of the date of this Agreement and described in Schedule
     5.02(f) which Liens do not secure obligations in an amount exceeding 10% of Consolidated Total Tangible
     Assets in aggregate;

          (iv) any Lien on any property acquired,
     constructed or improved by the Borrower or any Subsidiary after the Closing Date and created contemporaneously with or within twelve (12) months of such acquisition, construction or improvement to secure or provide for all or a portion of the purchase price of such property or for such construction or improvement;

          (v) Liens in connection with industrial revenue bonds, pollution control bonds or similar secured financings, to the extent such financings are permitted hereunder;

          (vi) Liens securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases or surety bonds, performance bonds or letters of credit issued in connection with the foregoing or for purposes of like general nature in the ordinary course of the Borrower's business as conducted as of the Effective Date;

          (vii) Liens (A) in connection with asset based financing arranged by any captive finance Subsidiary;
     or (B) securing letters of credit obtained in the ordinary course of business by any foreign Subsidiary so long as such Liens cover only properties of such foreign Subsidiary; provided that the sum of the obligations secured by Liens described in sub-clauses
     (A) and (B) above shall not exceed $130,000,000 or 20% of Consolidated Net Worth, whichever is greater;

          (viii) pledges of deposits to secure (x) public or statutory obligations, including workers' compensation, unemployment insurance and similar obligations and (y) surety, stay, appeal or customs bonds which, with respect to stay and appeal bonds, do not exceed an aggregate amount of $200,000,000;

          (ix) Liens in favor of any customer to secure partial, progress, advance or other payments for goods produced or services rendered to such customer in the ordinary course of the Borrower's or any Subsidiary's business;

          (x) attachment, judgment and other similar
     Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed within thirty (30) days after the Borrower or a Subsidiary receives notice thereof and the claims secured thereby are being actively contested in good faith by appropriate proceedings and against which an adequate reserve has been established;

          (xi) any Lien existing on the property, shares of stock or Indebtedness of a Person at the time such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or a Subsidiary or at the time of a sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to the Borrower or a Subsidiary and, in each case, not created in contemplation of such event;

          (xii) Liens on the property of a Subsidiary to secure Indebtedness owed to the Borrower or another
     Subsidiary;

          (xiii) in the case of leased properties, the terms and conditions of leases or subleases creating the leasehold estate and, in the case of all real properties, title exceptions affecting the underlying fee simple estate;

          (xiv) precautionary filings of Uniform
     Commercial Code financing statements or the taking possession of chattel paper by purchasers of accounts or notes receivables from the Borrower or any Subsidiary, without recourse, in the ordinary course of business; and

          (xv) Liens created in connection with the extension or renewal of any secured Indebtedness or other obligations permitted under the terms of this Agreement; provided, however, that the principal amount of the Indebtedness or other obligations secured thereby shall not exceed the principal amount of Indebtedness or other obligations so secured at the time of such extension or renewal and that any Lien granted in connection with such extension or renewal shall be limited to the same property that secured the Indebtedness or other obligations so extended or renewed.

          (g) Usage of Proceeds. The proceeds of any Loans shall not be used, directly or indirectly, whether immediate, incidental or ultimate, (a) in a manner which would violate, or result in a violation of, Regulation G, T, U or X, or (b) to finance or participate in a tender offer for the takeover or acquisition of all or part of any Person unless the board of directors of such Person has approved such tender offer, or (c) to purchase or repurchase any stock of the Borrower in an amount exceeding
$25,000,000 in aggregate.

          (h) Note Agreement Amendments. The Borrower shall not, and shall not agree to, amend, modify or otherwise change any covenant in any Note Agreement so as to make the provisions thereof more restrictive than the corresponding provisions of this Agreement unless such corresponding provision herein shall simultaneously be amended in a like manner.

          (i) Dividend Restrictions. The Borrower shall not, and shall not permit any of its Restricted
Subsidiaries, to permit or place or agree to permit or place, any restriction, directly or indirectly, on (i) the payment of dividends or other distributions by any Restricted Subsidiary to the Borrower or (ii) the making of advances or other cash payments by any Restricted
Subsidiary to the Borrower, except for any such restriction on Joy pursuant to the Joy Indenture.

          (j) Joy Indenture Amendments. The Borrower shall not, and shall not permit Joy to, agree to or amend, modify or otherwise change the Joy Indenture so as to make the provisions thereof more restrictive.

          5.03.  Changes in GAAP and Borrower's Fiscal
Year. If, after the Closing Date, any changes in GAAP are required or permitted and are adopted by the Borrower with the agreement of its independent certified public accountants or the Borrower changes its fiscal year and any such changes in GAAP or its fiscal year result in a material change in the calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Material
Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material
Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Requisite Lenders.

                     ARTICLE VI
       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          6.01.  Events of Default.  Each of the
following occurrences shall constitute an Event of Default under this Agreement:

          (a) Failure to Make Payments When Due. The
Borrower shall fail to pay, in the manner specified in the Loan Documents, (i) any principal of, or interest on, any Loan when and as the same shall become due and payable hereunder, or (ii) any fee provided for in Section 2.06 within ten (10) days after its due date hereunder, or (iii) any other amount due from the Borrower hereunder or under any other Loan Document within thirty (30) days after its due date.

          (b) Breach of Certain Covenants. The Borrower shall fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in Section 5.02(a), (b), (c), (d),
(e)(x) or (g).

          (c) Breach of Other Covenants. The Borrower shall fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in this Agreement (other than Section
5.02(a), (b), (c), (d), (e)(x) or (g)) and such failure shall continue for more than, and shall not have been remedied to the satisfaction of the Requisite Lenders within thirty (30) days after the Agent, or any Lender through the Agent, has given notice to the Borrower that such default has occurred, which notice shall specify the default to be remedied and state that it is a notice hereunder, provided, that, with respect to any breach of
Section 5.01(c), such 30-day grace period shall commence without the giving of such notice by the Agent or any Lender.

          (d) Bankruptcy. (i) The Borrower or any
Subsidiary shall become insolvent, or be unable, or admit in writing its inability, to pay its debts as they become due; or (ii) the Borrower or any Subsidiary shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; or (iii) the Borrower or any Subsidiary shall file or have filed against it a petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors or winding up or dissolution and any such filing against it shall not be dismissed within sixty (60) days after the date of such filing; or (iv) the Borrower or any Subsidiary shall apply for or consent to the appointment of or consent that an order be made appointing any receiver, custodian, trustee or similar officer for any of its or their properties, assets or business, or if a receiver, custodian, trustee or similar officer shall be appointed for all or a substantial part of its or their properties, assets or business; or (v) an order for relief shall be entered against the Borrower or any Subsidiary under the United States federal bankruptcy laws as now or hereafter in effect; or (vi) the Borrower or any Subsidiary shall take any action indicating its consent to, approval of or acquiescence in, any of the foregoing.
          (e) Breach of Representation or Warranty. Any representation or warranty made by the Borrower herein or in any certificate or financial statement heretofore or hereafter furnished by the Borrower or any of its respective officers in connection with this Agreement or the other Loan Documents shall prove to have been in any material respect false or misleading when made or when deemed to have been made.

          (f) Appropriation of Property. All, or
substantially all, of the property of the Borrower and its Consolidated Subsidiaries taken as a whole shall be condemned, seized, or otherwise appropriated.

          (g) Suspension of Business. The Borrower or any
Restricted Subsidiary shall voluntarily suspend its business for more than thirty (30) days in any fiscal year.


          (h) Defaults as to Other Indebtedness. (i) Any breach or default shall occur under any other agreement involving Indebtedness or the extension of credit under which the Borrower or any Subsidiary may be obligated as borrower or guarantor, if (A) such default consists of the failure to pay principal of or interest on any Indebtedness when due in the aggregate amount of $5,000,000 or more, or
(B) the Indebtedness due thereunder in the aggregate amount of $5,000,000 or more shall have been declared to be due and payable immediately and such acceleration shall not have been rescinded or annulled; or (ii) any breach or default shall occur under any other agreement involving
Indebtedness or the extension of credit in the aggregate amount greater than $25,000,000 under which the Borrower or any of its Subsidiaries may be obligated as borrower or guarantor if such default permits the holder or obligee thereof to accelerate such Indebtedness or other extensions of credit and such default continues unremedied in excess of thirty (30) days.

          (i) ERISA. Any Plan of the Borrower or any of its Subsidiaries shall be terminated within the meaning of Title IV of ERISA except as permitted by Section 4044(d) of ERISA, or a trustee shall be appointed by the appropriate
United States District Court to administer any such Plan of the Borrower or any of its Subsidiaries, or the Pension
Benefit Guaranty Corporation shall institute proceedings to terminate any Plan of the Borrower or any of its Subsidiaries or to appoint a trustee to administer any such Plan and, upon the occurrence of any of the foregoing, the then current value of vested benefits owing under any such Plan guaranteed under Title IV of ERISA (determined upon the basis of assumptions prescribed by the Pension Benefit
Guaranty Corporation) exceeds the then current value of the assets allocable to such benefits by more than $500,000.

          (j) Change of Control. Any Person or Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring an interest in the Borrower shall acquire a controlling interest in the Borrower such that it or they could elect a majority of the board of directors of the Borrower.

          (k) Judgments. There shall be entered against the Borrower or any of its Subsidiaries one or more judgments, writs or decrees which (after taking into account the application of any insurance proceeds) in the aggregate exceed the Dollar amount of $5,000,000 and all such judgments, writs or decrees shall not have been satisfied, vacated, discharged, stayed or appealed within the applicable period for appeal from the date of entry thereof.

          6.02.  Remedies. (a) Automatically upon the
occurrence of an Event of Default under Section 6.01(d), the Commitments shall immediately terminate, and all Loans and other Obligations outstanding under this Agreement and the other Loan Documents shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not herein otherwise then due and payable, together with all costs and expenses (including break and funding costs determined in accordance with Section 2.09(d)) incurred by the Lenders as a result thereof, anything herein or in any agreement, contract, indenture, document or instrument to the contrary notwithstanding; and

          (b) at any time after the occurrence of an Event of Default other than under Section 6.01(d), and in each and every such case, unless such Event of Default shall have been remedied or cured by the Borrower to the satisfaction of the Requisite Lenders or waived in writing by the Requisite Lenders (except in the case of an Event of Default under Section 6.01(a), the waiver of which shall require the consent of all Lenders), the Agent shall, upon the direction of the Requisite Lenders, immediately terminate the Commitments, whereupon the same shall be cancelled and reduced to zero and all Loans and all accrued interest thereon and all other liabilities and Obligations outstanding under this Agreement and the other Loan
Documents shall, thereupon, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not otherwise then due and payable, together with all costs and expenses (including break and funding costs determined in accordance with Section 2.09(d)) incurred by the Lenders as a result thereof, anything herein or in any other agreement, contract, indenture, document or instrument to the contrary notwithstanding.

          (c) For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 8.06.

          6.03.  Setoff Rights.  If any amount payable
hereunder or under the Notes is not paid as and when due, the Borrower hereby authorizes the Agent, each Lender, each Participant and each of their respective Affiliates to proceed, after acceleration upon default by the Borrower hereunder, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker's lien or counterclaim, against any moneys or other assets of the Borrower in any currency that may at any time be in the possession of any such Person, at any branch or office thereof, to the full extent of all amounts due and owing to the Agent or such Lender hereunder. Any Lender or Participant that so proceeds or that has an Affiliate that so proceeds shall forthwith give notice to the Agent of any action taken by such Lender, Participant or Affiliate pursuant to this Section 6.03.

                     ARTICLE VII
                      THE AGENT

          7.01.  Appointment.  (a) Each of the Lenders
hereby designates and appoints Chemical Bank as the Agent of such Lender under this Agreement and the other Loan
Documents, and each of the Lenders hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan
Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article VII.

          (b)  The provisions of this Article VII are
solely for the benefit of the Agent and the Lenders, and the Borrower shall have no right to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 7.07). In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as agent for the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of its Affiliates.

          7.02.  Nature of Duties.  The Agent shall not
have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.
The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If the Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Agent to act or refrain from acting pursuant hereto.

          7.03.  Rights, Exculpation, Etc.  Neither the
Agent nor any of its Affiliates nor any of its officers, directors, employees, agents, attorneys or consultants shall be liable to any Lender for any action taken or omitted by it or such Person hereunder or under any of the other Loan Documents, or in connection herewith or there-with, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan
Documents, or any of the transactions contemplated hereby and thereby, or of any of the other Loan Documents or any of the transactions contemplated thereby, or for the financial condition of the Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, all of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

          7.04.  Reliance.  The Agent shall be entitled
to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it in good faith.

          7.05. Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Borrower or the Borrower fails upon demand by the Agent to perform its obligations to reimburse or indemnify the Agent, the Lenders will severally reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan
Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for (i) any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, (ii) routine administrative costs described in Section 8.03(a)(ii) or (iii) the legal fees and expenses incurred by the Agent in connection with the execution and delivery of this Agreement and the other
Loan Documents.  The obligations of the Lenders under this
Section 7.05 shall survive the payment in full of the Loans and the termination of this Agreement.

          7.06. The Agent Individually. With respect to its Pro Rata Share hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Requisite Lenders. The
Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as Agent pursuant hereto.

          7.07.  Successor Agent; Resignation of Agent.
(a) The Agent may resign from the performance of its func-tions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to the Lenders and the Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties as Agent, any such resignation shall take effect only upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below.

          (b)  The Requisite Lenders shall appoint a
successor Agent.
          (c) If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

          (d) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement and the other Loan Documents, thereafter include such successor, except that the retiring Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under Section 8.04.

          (e)  Notwithstanding anything in this Section
7.07 to the contrary, no Person shall serve as an Agent unless such Person is a Lender.

                    ARTICLE VIII
                    MISCELLANEOUS

          8.01.  Entire Agreement.  This written Credit
Agreement, together with the letter agreement between the Borrower and the Agent dated as of September 16, 1993
(which letter agreement relates solely to matters between the Borrower and the Agent), represents the final agreement among the parties as to its subject matter and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements among the parties. There are no oral agreements among the parties.

          8.02.  Assignments and Participations.

          (a) Subject to the limitations and requirements hereinafter set forth, each Lender may assign to one or more financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Loans);
provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement (other than any Competitive Bid Loans or
Competitive Bid Notes) and the assignment shall transfer the same percentage of such Lender's Commitment, Revolving
Loans and other interests hereunder, (ii) unless the Agent and the Borrower otherwise consent, the aggregate amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000
(provided that assignments between Lenders shall have no minimum amount), (iii) except in the case of an assignment to a Lender or an Affiliate of such Lender (so long as at the time of such assignment to a Lender or an Affiliate it is not reasonably foreseeable by the assigning Lender that such assignment would increase the amounts payable by the Borrower pursuant to the cost protection provisions con-tained in Sections 2.09, 2.10 and 2.11), the Borrower and Agent must give their consent (which consent shall not unreasonably be withheld or delayed) to each such assignment and (iv) the parties to each such assignment
(other than the Borrower) shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

Upon the execution, delivery, approval, acceptance and recording of an Assignment and Acceptance, from and after the effective date specified in such Assignment and Accept-ance, which effective date shall be at least five (5)
Business Days after the execution date thereof (unless the Borrower and the Agent otherwise agree), (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Accep-tance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11, 8.03 and 8.04, as well as to any fees accrued for its account hereunder and not yet paid.

          Notwithstanding the foregoing, any Lender assigning rights and obligations under this Agreement may retain any Competitive Bid Loans made by it outstanding at such time and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the as-signee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan
Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no respon-sibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document fur-nished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Section 5.01 and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as an Agent on its behalf and to exercise such powers under this Agreement and the other
Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

          (c)  The Agent shall maintain at its address
referred to on Schedule A a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. The
Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

          (d)  Upon its receipt of an Assignment and
Acceptance executed by an assigning Lender and the assignee, the Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of Exhibit 1 and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in Section 8.02(a) have been met,
(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Agent's Loan Account and (iii) give prompt notice thereof to the Borrower.

          (e) Each Lender may sell to one or more banks or other entities (each a "Participant") participations in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment and Loans;
provided, that (i) notice thereof is given to the Agent and, except in the case of a participation to a Lender or an Affiliate of such Lender, the Borrower shall have consented to such sale of a participation (which consent shall not be unreasonably withheld or delayed), (ii) such Lender's obligations under this Agreement and the other
Loan Documents (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (iii) such Lender shall remain solely respon-sible to the other parties hereto for the performance of such obligations, (iv) any Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.09, 2.10 and 2.11 to the same extent as if it were a Lender; provided, however, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such Participant had no transfer occurred,
(v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents and with regard to any and all payments to be made under this Agreement and the Notes, and (vi) a Participant shall not be entitled to voting rights under this Agreement; provided, that the participation agreement between a Lender and its Participant may provide that such Lender will obtain the approval of such Participant prior to any amendment or waiver of any provisions of this Agreement which would decrease any fees payable hereunder or the amount of principal of, or the rate at which interest is payable on, the Loans, extend the final maturity of the Loans or any date fixed for the payment of interest on the Loans or any fees or extend or increase the Commitment of such Lender.

          (f)  Upon the acceptance by the Agent of any
Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by
(i) providing written notice of such request to the Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Revolving Loan Note and, if applicable, Competitive Bid Note for cancellation and substitution.
Promptly following receipt by the Borrower of any such notice, and verification from the Agent that the applicable
Assignment and Acceptance shall have been accepted by the Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, new Notes to the order of the assignee and, if applicable, a replacement
Revolving Loan Note to the order of the Lender assignor, and such Revolving Loan Notes shall equal the aggregate principal amount of such assigning Lender's Revolving Loan
Note issued by the Borrower immediately prior to the acceptance by the Agent of the applicable Assignment and Acceptance. The Borrower shall immediately upon delivery of such new Notes, cancel the original Note(s) delivered by the Lender assignor to the Borrower.

          (g)  Notwithstanding anything herein to the
contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to any Federal Reserve Bank or any Governmental Authority succeeding to its functions.

          8.03.  Expenses.

          (a)  Generally.  The Borrower agrees upon
demand to pay, or reimburse the Agent for, any and all reasonable and necessary out-of-pocket costs incurred by the Agent or its Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof and thereof (including legal fees and out-of-pocket expenses of Agent's counsel, subject to the letter agreement between the Agent and the Borrower dated as of September 16, 1993); (ii) the administration of this Agreement, the Loan Documents and the Loans; and (iii) the enforcement of any of the Obligations. In addition, the Borrower shall pay, or reimburse the Agent for, all out-of-pocket costs and expenses, including, without limitation, reasonable and necessary attorneys' and legal assistants' fees (including allocated costs of internal counsel) incurred by the Agent prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower, or any of its Subsidiaries, and arising out of or in connection with the Loan Documents, subject to any limitations with respect thereto set forth in Section
8.04.

          (b)  After Default.  The Borrower further
agrees to pay, or reimburse the Agent and the Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable and necessary attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Agent or any Lender after the occurrence of an Event of Default (i) in enforcing any of the Obligations or exercising or enforcing any other right or remedy available by reason of such Event of Default;
(ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; or (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower or any of its Subsidiaries and related to or arising out of the transac-tions contemplated hereby or by any of the Loan Documents.
Any payments made by the Borrower or received by the Agent and applied as reimbursements for costs and expenses under this Section 8.03(b) shall be apportioned among the Agent and the Lenders in the order of priority set forth in
Section 2.07.

          8.04. Indemnification. (a) The Borrower agrees to indemnify and hold harmless the Agent, each and all of the Lenders, each of the Affiliates of Chemical and each of the Lenders' respective Affiliates that have funded or maintained any Loan hereunder and each of the respective officers, directors, employees and agents of each of the foregoing (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses to which any Indemnitee may become subject by virtue of any breach by the Borrower of any of its agreements or obligations under this Agreement or any of the other Loan Documents or by virtue of any wrongful or negligent action or inaction by the Borrower or any litigation, investigation or proceeding arising as a result of such breach or wrongful or negligent action or inaction by the Borrower and to reimburse each Indemnitee upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing (collectively, the "Indemnified Matters");
provided, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.09(d) or 2.11 or any other provision of this Agreement and (ii)
Indemnified Matters to the extent the same are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of that Indemnitee.

          b)   The Indemnitee shall promptly upon
receipt of notice of the making of any claim or the initiation of any action, suit, or proceeding, if a claim in respect thereof is to be made against the Borrower hereunder, notify the Borrower in writing of the commencement thereof. The Borrower shall have the right, but not the obligation, at its expense, to provide and to control the defense of any such claim, action, suit or proceeding, provided that the Borrower shall agree that any judgment, settlement or other amounts payable as a result of such claim, action, suit or proceeding shall be subject to the foregoing indemnity and provided further that the Borrower must keep such indemnified party appraised of the progress of any such claim, action, suit or proceeding, and provided further that if such indemnified party reasonably believes that its failure to participate will adversely affect its interests or that there is a conflict of interest which makes it inadvisable for the Borrower's attorney to represent such party, it shall notify the Borrower of such conclusion in writing and may, at its election, participate in such claim, action, suit or proceeding (the legal fees incurred by such indemnified party as a result of such anticipation to be reimbursed by the Borrower to such party). If more than one Indemnitee shall elect to participate in such claim, action, suit or proceeding pursuant to the preceding sentence, the Borrower shall only be obligated to reimburse such Indemnitees for the legal fees of one counsel unless such Indemnitees inform the Borrower that they reasonably believe that there is a conflict of interest which makes it inadvisable for one counsel to represent all such Indemnitees, provided, that in the event one or more Indemnitees retain additional counsel over the Borrower's objection, the Borrower retains the right to challenge, in court or otherwise, such decision and any alleged payment obligation of such legal fees. Any such claim, action, suit or proceeding shall not be settled, if any indemnification is claimed hereunder with respect thereto, without the prior written approval of the Borrower which shall not be unreasonably withheld or delayed. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 8.04 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

          8.05.  Ratable Sharing; Defaulting Lender.

          (a)  Subject to Sections 2.07 and 8.05(b), the
Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable pursuant to Competitive Bid Loans and under Sections
2.02(c), 2.02(f), 2.05(b), 2.09(d), 2.10, 2.11, 2.13, 8.03
and 8.04), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations (excluding the above described amounts payable under this Agreement which are determined on a non-pro-rata basis), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations described in clause (i) above held by it which is greater than its Pro Rata Share of the payments on account of such Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have been done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be re-scinded and the purchase prices paid for such participa-tions shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The
Borrower agrees that any Lender so purchasing a participa-tion from another Lender pursuant to this Section 8.05(a) may, to the fullest extent permitted by law, exercise all its rights of banker's lien, setoff or counterclaim with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (b) In the event that the FDIC is appointed as conservator or receiver of any Lender and thereafter such Lender fails to fund its Pro Rata Share of any Borrowing requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other
Obligations. Notwithstanding anything in this Agreement to the contrary:

     (i) the foregoing provisions of this Section 8.05(b) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.05(c);

     (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Borrowing at such time as an amount equal to such Lender's original Pro
Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this
Section 8.05(b), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

     (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro
Rata Share of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to Base Rate Loans under
Section 2.05 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;

     (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the terms of Section 2.07, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata
Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans;

     (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Borrowing and the termination of the Commitments, the term "Requisite Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Borrowing have not been so cured) whose Pro Rata Shares represent more than sixty percent (60%) of the aggregate Pro Rata
Shares of such Lenders; and

     (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Borrowing is cured in accordance with Section 8.05(b)(ii), (A) such Lender shall not be entitled to any Facility Fees with respect to its Commitment and (B) the Facility Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Commitments, and shall be calculated based upon the aggregate Commitments of such performing Lenders.

          8.06.  Amendments and Waivers.  Subject to the
provisions of Section 2.07(b)(ii), no amendment or modi-fication of any provision of this Agreement shall be effective without the written agreement of the Requisite
Lenders and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite
Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver of any provision of this Agreement which would (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, shall not be effective without the prior written consent of each Lender affected thereby, (ii) change or extend any Commitment or decrease the Facility Fees of any Lender shall not be effective without the prior written consent of such Lender, (iii) amend the definition of "Requisite Lenders" or the provisions contained in this
Section 8.06 or in the third sentence of Section 8.14, or
(iv) waive or amend the condition precedent set forth in clause (iv) of Section 3.02(b), shall not be effective without the prior written consent of each Lender. No amendment, modification, termination, or waiver of any provision of Article VII or any other provision referring to the Agent shall be effective without the written concur-rence of the Agent. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.06 shall be binding on each assignee, transferee or recipient of a Lender's Commitment or Loans, each future assignee, transferee, recipient of a Lender's Commitment or Loans, and, if signed by the Borrower (when required), on the Borrower.

          8.07.  Notices.  Unless otherwise specifically
provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4)
Business Days after deposit in the United States mail
(registered or certified, with postage prepaid and properly addressed). Notices to the Agent shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 8.07) shall be as set forth in Schedule A or on the applicable
Assignment and Acceptance, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. In addition, each Lender shall provide the Agent with the information requested on Exhibit 10 with respect to such Lender as such information changes from time to time.

          8.08.
Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent, the Borrower or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies exist-ing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          8.09.  Termination.  Upon the termination in
whole of the Commitments pursuant to the terms of this Agreement, the Borrower shall pay to the Agent for the benefit of the Lenders an amount equal to any and all Obligations then outstanding.

          8.10.  Marshalling; Payments Set Aside.
Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their rights or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          8.11.  Severability.  In case any provision in
or obligation under this Agreement or the other Loan
Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          8.12.  Headings.  Article and Section headings
in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          8.13.  GOVERNING LAW.  THE AGENT HEREBY ACCEPTS
THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW
YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE
CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE
LAWS OF THE STATE OF NEW YORK.

          8.14.
Successors and Assigns; Subsequent Holders of Notes.  This
Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitment of any Lender (to the extent such assignment or transfer is effected in accordance with
Section 8.02), and in the event of such transfer or assign-ment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and condi-tions hereof. The Borrower's rights or any interest therein hereunder, and the Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all of the Lenders. All of the Borrow-er's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of the Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for the Borrower.

          8.15.  CONSENT TO JURISDICTION; SERVICE OF
PROCESS. Each of the parties hereto agrees that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with, this Agreement or any of the other
Loan Documents whether arising in contract, tort, equity, or otherwise, shall be subject to the non-exclusive jurisdiction of any state or federal court located in New
York, New York, but the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of New York, New York. Each of the parties hereto waives in all disputes brought pursuant to this
Section 8.15 any objection that it may have to the location of the court considering the dispute. The Borrower agrees that the Agent or any Lender shall have the right to proceed against the Borrower in a court in any location to enable such Person to (1) obtain personal jurisdiction over the Borrower or (2) enforce a judgment or other court order entered in favor of such Person. The Borrower irrevocably waives any objection (including, without limitation, any objection of the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding with respect to this Agreement or any other Loan Document or instrument, document or agreement executed or delivered in connection herewith in any jurisdiction set forth above.

          8.16.
Counterparts; Effectiveness; Inconsistencies.  This
Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each of the Borrower, each Lender and the Agent on the date when all of such parties have duly executed and delivered this Agreement to each other
(delivery by the Borrower to the Lenders and by any Lender to the Borrower and any other Lender being deemed to have been made by delivery to the Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.


          IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

                         HARNISCHFEGER INDUSTRIES,
                         INC.,
                              as the Borrower


                         By:
                            ----------------------
                              Name:
                              Title:

                         CHEMICAL BANK,
                              as Agent and as a
                              Lender


                         By:
                            ----------------------
                              Name:
                              Title:









         THIS PAGE INTENTIONALLY LEFT BLANK






                         THE FIRST NATIONAL BANK OF
                         CHICAGO,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         ROYAL BANK OF CANADA,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:


                         BANCA COMMERCIALE ITALIANA
                          - CHICAGO BRANCH,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:


                         By:
                            ----------------------
                              Name:
                              Title:

                         BANCA NAZIONALE DEL LAVORO
                         SPA
                          - NEW YORK BRANCH,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         ABN AMRO BANK N.V.,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         COMMERZBANK
                         AKTIENGESELLSCHAFT,
                          GRAND CAYMAN BRANCH,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         FIRST BANK NATIONAL
                         ASSOCIATION,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         THE FIRST NATIONAL BANK OF
                         BOSTON,
                              as a Lender


                         By:
                             ---------------------
                              Name:
                              Title:


                         NBD BANK, N.A.,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:


                         PNC BANK, NATIONAL
                         ASSOCIATION,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         ISTITUTO BANCARIO SAN PAOLO
                         DI TORINO S.p.A., as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:

                         FIRSTAR BANK MILWAUKEE, N.A.
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:


                         M & I MARSHALL & ILSLEY BANK,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title:


                         THE CHASE MANHATTAN BANK
                         N.A.,
                              as a Lender


                         By:
                            ----------------------
                              Name:
                              Title: